UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE HOME DEPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE HOME DEPOT

PROXY STATEMENT

AND

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO MY FELLOW SHAREHOLDERS:

It is my pleasure to invite you to attend our 2011 Annual Meeting of Shareholders on June 2, 2011 at 9:00 a.m., Eastern Time. The meeting will be held at the Cobb Galleria Centre in Atlanta, Georgia.

The enclosed notice of meeting and proxy statement contain important information, including a description of the business that will be acted upon at the meeting, as well as the voting procedures and information on obtaining meeting tickets. At the meeting, we will also report on the Company’s performance and operations and respond to your questions. If you will need special assistance or seating, please contact Audrey Davies at (770) 384-2700.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy over the Internet, by telephone or by mail.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

Francis S. Blake

Chairman and Chief Executive Officer

THE HOME DEPOT, INC.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TIME:	9:00 a.m., Eastern Time, on June 2, 2011

PLACE:	Cobb Galleria Centre Two Galleria Parkway Atlanta, Georgia 30339

ITEMS OF BUSINESS:	(1) To elect as directors of the Company the ten persons named in the accompanying Proxy Statement for terms expiring at the 2012 annual meeting;

(2) To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2012;

(3) To hold an advisory vote on executive compensation;

(4) To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(5) To approve a Company proposal to implement shareholder ability to act by written consent (approval of Amended and Restated Certificate of Incorporation);

(6) To act on four shareholder proposals described in the Proxy Statement, if properly presented; and

(7) To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You may vote if you were a shareholder of record as of the close of business on April 4, 2011.

ANNUAL MEETING MATERIALS:	A copy of this Proxy Statement and our 2010 Annual Report are available at http://reports.homedepot.com.

DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about April , 2011.

By Order of the Board of Directors,

Jack A. VanWoerkom, Secretary

THE HOME DEPOT, INC.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of The Home Depot, Inc. (the “Company”) of proxies to be voted at our 2011 Annual Meeting of Shareholders (the “Meeting”) and at any reconvened or rescheduled meeting following any adjournment or postponement. The Meeting will be held at the Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Thursday, June 2, 2011, at 9:00 a.m., Eastern Time.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

ABOUT THE 2011 ANNUAL MEETING OF SHAREHOLDERS

WHAT AM I VOTING ON?

You will be voting on the following items:

•	Election to the Board of Directors of the ten persons named in “Election of Directors” below;
•	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 29, 2012 (“Fiscal 2011”);
•	An advisory vote on executive compensation, also referred to as “say-on-pay”;
•	An advisory vote on the frequency of the advisory vote on executive compensation;
•	A Company proposal to implement shareholder ability to act by written consent, which requires approval of our Second Amended and Restated Certificate of Incorporation;
•	Four shareholder proposals described in this Proxy Statement; and
•	Transaction of any other business properly brought before the Meeting.

WHO IS ENTITLED TO VOTE?

You may vote if you owned shares of the Company’s common stock as of the close of business on April 4, 2011, the record date for the Meeting. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. As of April 4, 2011, we had              shares of common stock outstanding.

HOW DO I VOTE BEFORE THE MEETING?

If you are a registered shareholder, you have three options for voting before the Meeting:

•	Over the Internet, at www.proxyvote.com, by following the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card;
•	By telephone, by dialing 1-800-690-6903; or
•	By completing, dating, signing and returning a proxy card by mail.

You are a registered shareholder if you hold your shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A.

If you are a beneficial holder, meaning you hold your shares in “street name” through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions that your bank or broker provides.

MAY I VOTE AT THE MEETING?

Yes. If you are a registered shareholder, you may vote your shares at the Meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the Meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. Even if you plan to attend the Meeting, we encourage you to vote your shares before the Meeting.

MAY I REVOKE MY PROXY AND/OR CHANGE MY VOTE?

Yes. You may revoke your proxy and/or change your vote at any time before the polls close at the conclusion of voting at the Meeting. You may do this by:

•	Signing another proxy card with a later date and delivering it to us before the Meeting;
•	Voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on June 1, 2011;
•	Voting at the Meeting if you are a registered shareholder or have obtained a legal proxy from your bank or broker; or
•	Notifying the Company’s Secretary in writing before the Meeting.

WHAT IF I SIGN AND RETURN MY PROXY BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Proxies that are signed, dated and returned but do not contain voting instructions will be voted:

•	“For” the election of all of the ten named director nominees;
•	“For” the ratification of KPMG LLP;
•	“For” the advisory proposal on executive compensation;
•	For a frequency of “Every Year” (as opposed to “Every Two Years” or “Every Three Years”) on the advisory proposal on the frequency of the advisory vote on executive compensation;
•	“For” the Company proposal to implement shareholder ability to act by written consent through approval of the Second Amended and Restated Certificate of Incorporation;

ABOUT THE 2011 ANNUAL MEETING OF SHAREHOLDERS

•	“Against” each shareholder proposal; and
•	On any other matters properly brought before the Meeting, in accordance with the best judgment of the named proxies.

If your shares are held through an account with a bank or broker, see “Will My Shares Be Voted If I Do Not Provide My Proxy or Instruction Form?” below.

HOW DO I VOTE IF I PARTICIPATE IN ONE OF THE COMPANY’S RETIREMENT PLANS?

You may vote your shares over the Internet, by telephone or by mail as if you were a registered shareholder, as described in this Proxy Statement. By voting, you are instructing the trustee of your plan to vote all of your shares as directed. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the self-directed brokerage window of your plan, or you participate in one of the Company’s Canada-based retirement plans, and, in either case, you do not vote those shares, those shares will not be voted.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY OR INSTRUCTION FORM?

If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy card, you must attend the Meeting in order to vote.

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange (“NYSE”). These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

The ratification of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal 2011 and the Company proposal to implement shareholder ability to act by written consent through the approval of our Second Amended and Restated Certificate of Incorporation are considered routine matters. Accordingly, banks and brokers may vote shares on these proposals without your instructions, and there will be no broker non-votes with respect to these proposals.

The other proposals will be considered non-routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on these proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS?

With respect to the election of directors, each director nominee receiving a majority of votes cast with respect to that director nominee’s election will be elected as a director. If any of the director nominees does not receive a majority of votes cast, under Delaware law he or she would continue to serve on the Board until a successor is elected. However, our Bylaws provide that any director who fails to receive a majority of votes cast must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and publicly disclose its decision within 90 days following certification of election results. The director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision.

The ratification of KPMG LLP as the Company’s independent registered public accounting firm and each of the shareholder proposals also require a majority of votes cast to be approved.

Under Delaware law, the advisory vote on executive compensation and the advisory vote on the frequency of the vote on executive compensation also require a majority of votes cast to be approved. While these two proposal are advisory in nature and are not binding on

ABOUT THE 2011 ANNUAL MEETING OF SHAREHOLDERS

the Company even if approved by the majority of votes cast, our Leadership Development and Compensation Committee and Board will consider the results of the voting on these two proposals in formulating future executive compensation policy and in determining the frequency of future votes on executive compensation.

A “majority of votes cast” means the number of “For” votes exceeds the number of “Against” votes. A proxy marked “Abstain” with respect to any proposal (other than the Company proposal to implement shareholder ability to act by written consent) will therefore not have any effect on the outcome of the vote on that proposal. Similarly, broker non-votes will not be counted as votes cast with respect to any proposal (other than the Company proposal to implement shareholder ability to act by written consent) and therefore will have no effect on the outcome of the vote on that proposal.

The Company proposal to implement shareholder ability to act by written consent through the approval of our Second Amended and Restated Certificate of Incorporation requires a “For” vote from a majority of the outstanding shares of common stock as of the close of business on April 4, 2011. Accordingly, abstentions and broker non-votes will have the effect of a vote “Against” this proposal.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

In order for us to conduct the Meeting, holders of a majority of our outstanding shares of common stock as of the close of business on April 4, 2011 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the Meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present at the Meeting, the Meeting may be adjourned from time to time until a quorum is present.

HOW CAN I ATTEND THE MEETING?

To attend the Meeting, you will need to bring an admission ticket (or legal proxy) and valid picture identification. If your shares are registered in your name and you received a Notice, the Notice is your admission ticket. You may also indicate whether you plan to attend the meeting by either checking the appropriate box on your proxy card or making the appropriate selection at the bottom of the screen after entering your control number at www.proxyvote.com. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is your proxy card. If you hold shares through an account with a bank or broker, you will need to contact your bank or broker and request a legal proxy, which will serve as your admission ticket.

If you do not have valid picture identification and either an admission ticket or legal proxy, you will not be admitted to the Meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE, PROXY CARD OR INSTRUCTION FORM?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and instruction forms. We encourage you to register all shares in the same name and address by contacting our transfer agent, Computershare, at 1-800-577-0177. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT TO SHAREHOLDERS

Only one copy of the Notice or this Proxy Statement and the 2010 Annual Report is being delivered to shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Shareholders sharing an address who wish to receive separate copies of the Notice or this Proxy Statement and the 2010 Annual Report, or who wish to begin receiving a single copy of such materials, may make such request as follows:

•	If you are a registered shareholder, by writing to Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061; or

ABOUT THE 2011 ANNUAL MEETING OF SHAREHOLDERS

•	If you are a beneficial owner, by contacting your broker, dealer, bank, voting trustee or other nominee to make such request.

Registered shareholders sharing an address who elect to receive a single copy of the Notice or this Proxy Statement and the 2010 Annual Report will continue to receive separate proxy cards.

You may also elect to receive the Notice or this Proxy Statement and the 2010 Annual Report via e-mail by contacting Broadridge if you are a registered shareholder, by contacting your bank or broker if you are a beneficial owner, or by visiting our website at http://reports.homedepot.com.

Additional copies of the 2010 Annual Report and this Proxy Statement will be provided without charge to shareholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339, by calling (770) 384-4388 or via the Internet at http://ir.homedepot.com.

WHERE AND WHEN WILL I BE ABLE TO FIND THE VOTING RESULTS?

You can find the official results of voting at the Meeting in our Current Report on Form 8-K to be filed within four business days after the Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

BOARD OF DIRECTORS INFORMATION

Our Board currently has nine members: F. Duane Ackerman, David H. Batchelder, Francis S. Blake, Ari Bousbib, Gregory D. Brenneman, Albert P. Carey, Armando Codina, Bonnie G. Hill and Karen L. Katen. Each director who served during the fiscal year ended January 30, 2011 (“Fiscal 2010”) was, and continues to be, independent other than Mr. Blake, because of his position as the Chairman and Chief Executive Officer (“CEO”) of the Company.

BOARD LEADERSHIP

We believe that having a combined Chairman and CEO, Board committees comprised entirely of independent directors and an independent Lead Director currently provides the best board leadership structure for The Home Depot. This structure, together with our other good corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company. Specifically, Mr. Blake proposes strategic priorities to the Board (with input from the Lead Director), communicates the Board’s guidance to management, and is ultimately responsible for implementing the Company’s key strategic initiatives. Our Lead Director is an independent director who is elected annually by the independent members of the Board. Bonnie G. Hill, a director since 1999, currently serves as our Lead Director.

Our Lead Director:

•	Chairs Board meetings when the Chairman is not present, including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting;
•	Works with management to determine the information and materials provided to Board members;
•	Approves Board meeting agendas, schedules and other information provided to the Board;
•	Consults with the Chairman on such other matters as are pertinent to the Board and the Company;
•	Has the authority to call meetings of the independent directors;
•	Is available for direct communication and consultation with major shareholders upon request; and
•	Serves as liaison between the Chairman and the independent directors.

RISK OVERSIGHT

In accordance with NYSE requirements and our Audit Committee charter, the Audit Committee has primary responsibility for overseeing risk assessment and management, including the Company’s major financial exposures and the steps management has taken to monitor and control such exposures. In addition to reviewing the independence of our auditor, the Audit Committee stays apprised of significant actual and potential risks faced by the Company in part through review of quarterly reports from our Enterprise Risk Council (“ERC”) and detailed presentations, at least annually, from the chair of the ERC regarding the Company’s risk assessment and management process. The Audit Committee then reports to the Board at each quarterly Board meeting.

Our ERC is composed of leaders from the functional areas of the Company and meets at least quarterly to coordinate information sharing and mitigation efforts for all types of risks. The chair of the ERC, who is also our Vice President of Internal Audit and Corporate Compliance, reports the ERC’s risk analyses to senior management regularly and attends each Audit Committee meeting. The Audit Committee also receives quarterly reports from our FCPA Oversight Committee, which oversees enterprise-wide compliance with the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of the jurisdictions in which we conduct business. The FCPA Oversight Committee, which is chaired by our Executive Vice President and General Counsel, is comprised of representatives from each non-U.S. division, the business functions responsible for administration of our policies, and the business functions that manage our transactions outside of the U.S.

Our other committees also consider significant risks within their areas of responsibility. As discussed in the Compensation Discussion and Analysis on page 34, our Leadership Development and Compensation Committee oversees risks related to our compensation programs, including an annual review and risk assessment of the Company’s compensation policies and practices for all associates, and monitors the independence of its compensation consultant. Our Nominating and Corporate Governance Committee oversees risks related to our governance policies and practices, including review and approval of any related

BOARD OF DIRECTORS INFORMATION

party transactions and relationships involving our directors and executive officers. Our Infrastructure Committee reviews risks related to our corporate infrastructure. Each of the committees reports to the Board at each quarterly Board meeting.

In addition, the Board and the Audit Committee receive presentations throughout the year from management regarding specific potential risks and trends as necessary. At each Board meeting, the Chairman and CEO addresses in a directors-only session matters of particular importance or concern, including any significant areas of risk requiring Board attention. Annually, through dedicated sessions focusing exclusively on corporate strategy, our full Board reviews in detail the Company’s short- and long-term strategies, including consideration of significant risks facing the Company and their potential impact. We believe that the practices described above and our current leadership structure facilitate effective Board oversight of our significant risks.

DIRECTOR INDEPENDENCE

The Director Independence Standards in the Company’s Corporate Governance Guidelines (attached as Appendix A to this Proxy Statement and available at http://ir.homedepot.com and in print upon request) meet or exceed the independence standards adopted by the NYSE. Pursuant to these guidelines, the Board and the Nominating and Corporate Governance Committee reviewed the independence of each director and director nominee in March 2011. During this review, the Board and the Nominating and Corporate Governance Committee considered all relevant facts and circumstances related to transactions and relationships between each director or nominee (and his or her immediate family and affiliates) and the Company and its management to determine whether any such relationships or transactions would prohibit a director or nominee from being independent under Securities and Exchange Commission (“SEC”) rules, the NYSE listing standards and the Company’s Director Independence Standards.

Based on this review and the recommendation of the Nominating and Corporate Governance Committee, the Board affirmatively determined that all of the directors and nominees for election to the Board at the Meeting are independent except Francis S. Blake, because of his position as our Chairman and CEO.

The Company has purchase, sale and other transactions and relationships in the normal course of business with companies with which certain Company directors or nominees are associated, but which are not material to the Company, the directors, the nominees, or the companies with which the directors or nominees are associated. All of these transactions were reviewed and considered by the Board and the Nominating and Corporate Governance Committee in determining the independence of Company directors and nominees. In particular, the Nominating and Corporate Governance Committee and the Board took into account the following transactions during Fiscal 2010:

•	Mr. Ackerman served as a director of United Parcel Service, Inc., from which we purchased freight services;
•	Mr. Batchelder served as a director of Intuit Inc., from which we purchased tax software;
•	Until September 2010, Mr. Bousbib served as an executive officer of United Technologies Corporation, from affiliates of which we purchased HVAC, fire safety and elevator products and services;
•	Mr. Brenneman served as a director of Automatic Data Processing, Inc., from which we purchased payroll and tax services;
•	Mr. Carey served as an officer of Frito-Lay North America, from which we purchased a de minimis amount of food products;
•	Ms. Katen served as a director of Air Liquide S.A., from which we purchased a de minimis amount of helium tanks; and
•

Director nominee Ronald L. Sargent served as an executive officer of Staples, Inc., from which we purchased office products and related services, and as a director of The Kroger Co., to an affiliate of which we paid common area maintenance fees related to one store.

In each instance described above, the amount of payments made and received by each entity represented significantly less than two percent of the Company’s and the other entity’s revenues. The Board and the Nominating and Corporate Governance Committee believe that all of the transactions and

BOARD OF DIRECTORS INFORMATION

relationships during Fiscal 2010 described above were on arm’s-length terms that were reasonable and competitive and that the directors and the director nominees did not participate in or personally benefit from these transactions.

SELECTING NOMINEES TO THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for considering candidates for the Board and recommending director nominees to the Board. All members of the Nominating and Corporate Governance Committee have been determined to be independent by the Board pursuant to SEC rules, NYSE listing standards and the Company’s Director Independence Standards. The Nominating and Corporate Governance Committee’s charter, as well as the charters of the Audit Committee, the Leadership Development and Compensation Committee and the Infrastructure Committee, are available on the Company’s website at http://ir.homedepot.com.

The Nominating and Corporate Governance Committee considers candidates for nomination to the Board from a number of sources. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election and provided they have not reached age 72 by the calendar year-end immediately preceding the Company’s next annual meeting of shareholders.

The Nominating and Corporate Governance Committee also considers candidates recommended by current members of the Board, members of management or shareholders. From time to time, the Nominating and Corporate Governance Committee engages independent search firms to assist in identifying potential Board candidates. Services provided by the search firms include identifying and assessing potential director candidates meeting criteria established by the Nominating and Corporate Governance Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. In Fiscal 2010, the Nominating and Corporate Governance Committee engaged Spencer Stuart to assist it in identifying and assessing potential director candidates, including the two candidates, Messrs. Brown and Sargent, discussed below under “Election of Directors.”

The Nominating and Corporate Governance Committee evaluates all candidates, regardless of who recommended the candidate, based on the same criteria. The criteria and the process by which director nominees are considered and selected are discussed further below under “Election of Directors.”

DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The Nominating and Corporate Governance Committee will consider all candidates recommended by a shareholder (or group of shareholders) who owns at least one percent of the Company’s outstanding shares of common stock and who has held such shares for at least one year as of the date of the recommendation. We refer to a shareholder (or shareholders) who meets these requirements as an “Eligible Shareholder.” The Nominating and Corporate Governance Committee may also, in its discretion, consider candidates recommended by a shareholder owning less than 1% of the Company’s outstanding common stock. A shareholder wishing to recommend a candidate must submit the following documents to the Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339 not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders:

•	A recommendation that identifies the candidate and provides contact information for that candidate;
•	The written consent of the candidate to serve as a director of the Company, if elected; and
•	Documentation establishing that the shareholder making the recommendation is an Eligible Shareholder.

Upon timely receipt of the required documents, the Corporate Secretary will determine if the shareholder submitting the recommendation is an Eligible Shareholder based on those documents. If the shareholder is not an Eligible Shareholder, the Nominating and Corporate Governance Committee may, but is not obligated to, evaluate the candidate and consider him or her for nomination to the Board.

BOARD OF DIRECTORS INFORMATION

If the candidate is to be evaluated by the Nominating and Corporate Governance Committee, the Corporate Secretary will request from the candidate a detailed resumé, an autobiographical statement explaining the candidate’s interest in serving as a director of the Company, a completed statement regarding conflicts of interest, and a waiver of liability for a background check. These documents must be received from the candidate before the first day of February preceding the annual meeting of shareholders. The Nominating and Corporate Governance Committee will also use reasonable efforts to engage a governance consultant to assist in evaluating the candidate.

COMMUNICATING WITH THE BOARD

Shareholders and others who are interested in communicating directly with members of the Board, including those wishing to express concerns relating to accounting, internal accounting controls, audit matters, fraud or unethical behavior, may do so by e-mail, at HD_Directors@homedepot.com, or by writing to the directors at the following address:

Name of Director or Directors

c/o Corporate Secretary

The Home Depot, Inc.

2455 Paces Ferry Road

Building C-22

Atlanta, Georgia 30339

The Corporate Secretary reviews and provides the Board and the Nominating and Corporate Governance Committee with a summary of all such communications and a copy of any correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or the standing committees of the Board, or that otherwise requires the attention of the Board and the Nominating and Corporate Governance Committee. Correspondence relating to accounting, internal controls or auditing matters is brought to the attention of the Company’s internal audit department and, if appropriate, to the Audit Committee. All communications are treated confidentially.

BOARD OF DIRECTORS INFORMATION

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board met seven times during Fiscal 2010. The number of times that each standing committee of the Board met in Fiscal 2010 is shown below. Each incumbent director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during Fiscal 2010. Company policy provides that all directors are expected to attend annual shareholder meetings, absent extraordinary circumstances. All but two of our current directors attended the 2010 Annual Meeting of Shareholders.

During Fiscal 2010, the Board had standing Audit, Nominating and Corporate Governance, Leadership Development and Compensation, and Infrastructure Committees. The members of each committee, the principal functions of each committee and the number of meetings held in Fiscal 2010 are shown below. Each member of each committee was, and continues to be, independent under our Director Independence Standards and applicable SEC and NYSE rules.

Name of Committee and Members	Committee Functions	Number of Meetings
AUDIT: David H. Batchelder, Chair F. Duane Ackerman Ari Bousbib Albert P. Carey	• Reviews the Company’s financial statements, including management’s report on internal control over financial reporting • Oversees auditing procedures • Oversees internal risk assessment and management • Selects the Company’s independent registered public accounting firm • Receives the report of the independent registered public accounting firm	9
NOMINATING AND CORPORATE GOVERNANCE: Bonnie G. Hill, Chair Gregory D. Brenneman Armando Codina Karen L. Katen	• Oversees the Company’s corporate governance practices and procedures • Reviews and monitors the performance and composition of the Board and its committees • Makes recommendations for nominees for director • Reviews the independence of directors	4
LEADERSHIP DEVELOPMENT AND COMPENSATION: Gregory D. Brenneman, Chair David H. Batchelder Armando Codina Bonnie G. Hill	• Reviews and recommends policies, practices and procedures concerning human resource-related matters • Oversees senior management succession planning policies and procedures • Reviews and recommends compensation of directors and executive officers • Undertakes annual review and risk assessment of compensation policies and practices • Administers stock incentive and stock purchase plans, including determining grants of equity awards under the plans	6
INFRASTRUCTURE: Ari Bousbib, Chair F. Duane Ackerman Albert P. Carey Karen L. Katen	• Reviews practices and procedures concerning supply chain, logistics, information technology and information security	4

Subject to the election of the ten director nominees discussed below under “Election of Directors,” the members of the committees following the Meeting are expected to be as follows:

AUDIT	NOMINATING AND CORPORATE GOVERNANCE	LEADERSHIP DEVELOPMENT AND COMPENSATION	INFRASTRUCTURE
F. Duane Ackerman, Chair	Bonnie H. Hill, Chair	Gregory D. Brenneman, Chair	Ari Bousbib, Chair
Ari Bousbib	Albert P. Carey	J. Frank Brown	F. Duane Ackerman
Gregory D. Brenneman	Armando Codina	Armando Codina	Albert P. Carey
J. Frank Brown	Karen L. Katen	Bonnie H. Hill	Karen L. Katen
	Ronald L. Sargent		Ronald L. Sargent

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

The Nominating and Corporate Governance Committee, when considering the composition of our Board, focuses on ensuring a mix of directors that collectively possess the expertise and experience appropriate for a retailer of our size and geographic scope. The Company is the world’s largest home improvement specialty retailer, with more than 2,200 retail stores in the United States, Canada, Mexico and China, and our business involves all facets of retail, including finance, marketing, information technology, eCommerce, supply chain, real estate and strategic management. The Nominating and Corporate Governance Committee evaluates each director candidate on the basis of the length and quality of the candidate’s business experience, the applicability of the candidate’s skills and expertise to the Company and its business, the perspectives that the candidate would bring to the entire Board and the personality or “fit” of the candidate with existing members of the Board and management.

The Nominating and Corporate Governance Committee seeks directors who can:

•	Demonstrate integrity, accountability, informed judgment, financial literacy, creativity and vision;
•	Be prepared to represent the best interests of all Company shareholders, and not just one particular constituency;
•	Demonstrate a record of professional accomplishment in his or her chosen field; and
•	Be prepared and able to participate fully in Board activities, including membership on at least two committees.

The Nominating and Corporate Governance Committee recognizes the importance of selecting directors from various backgrounds and professions in order to ensure that the Board as a group has a wealth of experiences to inform its decisions. Consistent with this philosophy, after focusing on the skills and experience necessary to meet the core needs of the Company, as well as the basic qualifications set forth above, the Nominating and Corporate Governance Committee considers the personal attributes of individual nominees, including ethnic, racial and gender diversity. The Nominating and Corporate Governance Committee assesses the composition of the Board at least once a year and more frequently as needed, particularly when considering potential new candidates.

After evaluating the performance and experience of each of the current directors and the composition of the full Board, the Nominating and Corporate Governance Committee has recommended two new nominees for election, J. Frank Brown and Ronald L. Sargent, and eight of the nine current Board members for re-election. Director David H. Batchelder informed the Company in March 2011 that he has decided not to stand for re-election at the Meeting. Each of the ten individuals nominated for election to the Board would hold office until the 2012 Annual Meeting of Shareholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board.

Because the number of nominees exceeds the number of current seats on the Board, the Board has approved an increase in the authorized number of directors to ten, effective with the election of directors by the shareholders at the Meeting, in accordance with our By-Laws. The ten nominees for election to the Board are set forth below.

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

F. DUANE ACKERMAN, 68, Director since 2007

Mr. Ackerman served as President and Chief Executive Officer of BellSouth Corporation from 1997 to 2006, as Chairman of its board of directors from 1998 to 2006 and as Vice Chairman and Chief Operating Officer from 1995 to 1997. In these roles, Mr. Ackerman gained extensive experience supervising finance, supply chain, marketing, sales, international, information technology and real estate functions. He also served as President and Chief Executive Officer of BellSouth Telecommunications, a local telephone service unit and the largest subsidiary of BellSouth Corporation, from 1992 to 1995. Mr. Ackerman retired as Chairman Emeritus of BellSouth in March 2007. In addition to the specific experience described above, Mr. Ackerman brings to our Board his experience managing a complex, publicly traded company.

Other Public Company Board Memberships since 2006	The Allstate Corporation (1999 to present) United Parcel Service, Inc. (2007 to present) BellSouth Corporation (1998-2006)

FRANCIS S. BLAKE, 61, Director since 2006

Mr. Blake has served as our Chairman and Chief Executive Officer since January 2007. Previously, Mr. Blake served as our Vice Chairman from October 2006 to January 2007 and as Executive Vice President – Business Development and Corporate Operations from March 2002 to January 2007. In the latter position, he was responsible for the Company’s real estate, store construction, credit services, strategic business development, growth initiatives, international, call centers and Home Services businesses. Mr. Blake previously served in a variety of executive positions at General Electric, including as Senior Vice President, Corporate Business Development in charge of all worldwide mergers, acquisitions, dispositions and identification of strategic growth opportunities.

Other Public Company Board Memberships since 2006	Southern Company (2004-2009)

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

ARI BOUSBIB, 50, Director since 2007

Mr. Bousbib plays a key role in the Board’s oversight of the Company’s supply chain, information technology, international and finance matters, as well as providing insight into the development of corporate strategy. In September 2010, Mr. Bousbib joined IMS Health Inc., an information services company, as its Chairman and Chief Executive Officer. Prior to IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), a diversified company, where he most recently served as Executive Vice President of UTC and President of UTC’s Commercial Companies, responsible for the strategic direction and operational performance of subsidiaries Otis Elevator Company, Carrier Corporation and UTC Fire & Security. From 2002 to 2008, he served as President of Otis Elevator Company, and from 2000 to 2002 he served as its Chief Operating Officer. From 1997 to 2000, Mr. Bousbib was Vice President, Corporate Strategy and Development of UTC. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton, a global management and technology consulting firm. In serving on our Board, Mr. Bousbib draws from his experience with managing large, sophisticated businesses, including oversight of extensive global operations, as well as strategic, finance, supply chain and information technology matters.

Other Public Company Board Memberships since 2006	Best Buy, Inc. (2006-2007)

GREGORY D. BRENNEMAN, 49, Director since 2000

A successful business leader who has been involved in several well-known corporate spin-off and turnaround situations, Mr. Brenneman brings to our Board an extensive background in general management of large organizations and expertise in accounting and corporate finance, retail, supply chain, marketing and international matters. Mr. Brenneman is currently Chairman of CCMP Capital, a private equity firm, and Chairman and Chief Executive Officer of TurnWorks, Inc., a private equity firm focusing on corporate turnarounds. Mr. Brenneman is also Executive Chairman of Quiznos, a national quick-service restaurant chain where he served as President and Chief Executive Officer from January 2007 to September 2008. Prior to joining Quiznos, Mr. Brenneman led restructuring and turnaround efforts at: Burger King Corporation, an international fast food restaurant franchise company where he served as Chief Executive Officer and a member of the board of directors from August 2004 to April 2006 and as Chairman of the board of directors from February 2005 to April 2006; PwC Consulting, a global consulting business formerly part of PricewaterhouseCoopers, where he served as President and Chief Executive Officer in 2002 prior to its sale to IBM; and Continental Airlines, Inc., a major U.S. air transportation company, where he served as President and a member of the board from 1996 to 2001, and Chief Operating Officer from 1995 to 2001.

Other Public Company Board Memberships since 2006	Automatic Data Processing, Inc. (2001 to present)

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

J. FRANK BROWN, 54, Director nominee

Mr. Brown is a seasoned international business and academic leader whose strong technical expertise in financial and accounting matters qualifies him as an “audit committee financial expert” under SEC guidelines, as described in the “Audit Committee Report” on page 17 of this Proxy Statement. He is expected to serve on the Audit Committee in such capacity upon election to the Board. In March 2011, he completed his term as Dean of INSEAD, an international business school with campuses in France, Singapore and Abu Dhabi. Before his appointment as Dean of INSEAD in July 2006, he served as a member of its Board and as Chairman of its U.S. Council. Prior to his tenure at INSEAD, Mr. Brown spent 26 years at PricewaterhouseCoopers (“PwC”), where he held a series of leadership roles, including head of its Assurance and Business Advisory Service, Transactions Services and Corporate Development practices, and most recently the leader of the $3.5 billion Advisory Services operating unit of PwC. He also launched PwC’s Genesis Park, a leadership development program to train the next generation of global leaders within the firm. Mr. Brown is a member of the American Institute of Certified Public Accountants, the European Academy of Business in Society (EABIS) Board and the European Executive Council (EEC). In June 2011, he will join General Atlantic LLC, a global growth equity firm, as a Managing Director. Brown is an author and frequent speaker on leadership.

Other Public Company Board Memberships since 2006	None.

ALBERT P. CAREY, 59, Director since 2008

Having served in a number of senior executive positions at PepsiCo, Inc., a consumer products company, Mr. Carey enhances our Board’s experience in and oversight of retail, supply chain and marketing matters, as well as contributing to the general management and strategic business development skills of our Board. Mr. Carey has served as President and Chief Executive Officer of Frito-Lay North America, a snack food company and the largest North American business division of PepsiCo, since July 2006. He also served as President of PepsiCo Sales, the sales division of PepsiCo, from March 2003 to July 2006, in charge of PepsiCo’s sales and customer management for its retail, foodservice and fountain businesses. Other positions that Mr. Carey has held at PepsiCo, Inc. include Chief Operating Officer of PepsiCo Beverages & Foods North America, Senior Vice President of Sales for Pepsi-Cola North America and Chief Operating Officer of Frito-Lay North America. Prior to his career at PepsiCo, Mr. Carey spent seven years at Procter & Gamble.

Other Public Company Board Memberships since 2006	None.

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

ARMANDO CODINA, 64, Director since 2007

Mr. Codina’s extensive expertise in commercial real estate development and management provides our Board with significant insight into and understanding of the real estate issues faced by a large retail organization. Mr. Codina founded Codina Group, a South Florida-based commercial real estate firm, in 1980. As Codina Group’s Chairman and Chief Executive Officer, he led the company through significant growth for 26 years and successfully merged it with Florida East Coast Industries in 2006 to become Florida East Coast Industries’ full-service real estate business, Flagler Development Group. Flagler Development Group owns, leases and manages over 12.0 million square feet of Class-A office and industrial space. In 2006, Mr. Codina was appointed Chairman, Chief Executive Officer and President of Flagler Development Group, where he served until September 2008. He continued to serve as non-executive Chairman of Flagler until December 31, 2010. Mr. Codina is currently the Chairman and Chief Executive Officer of Codina Partners, LLC, which he formed in 2009, and through this entity and its affiliates is engaged in multiple real estate development and investment activities. Prior to founding Codina Group, Mr. Codina served as President of Professional Automated Services, Inc., a pioneer in the development of comprehensive medical management systems that provided data processing services to physicians. Mr. Codina’s deep roots in Florida have afforded the Board a unique insight into this market. In addition, Mr. Codina’s service on a number of public company boards of directors, including those listed below, provides significant and valuable perspective into corporate management and board dynamics.

Other Public Company Board Memberships since 2006	AMR Corporation (1995 to present; Lead Director since 2007)
General Motors Corporation (2002-2009)
Merrill Lynch & Co., Inc. (2005-2009)
Burger King Holdings, Inc. (2005-2007)
BellSouth Corporation (1989-2006)
Florida East Coast Industries, Inc. (2006-2007)

BONNIE G. HILL, Ed.D., 69, Director since 1999

Ms. Hill brings to our Board considerable leadership skills in retail, finance, international and marketing matters. She has particular expertise in corporate governance, board organizational and public policy issues, and currently serves as President of B. Hill Enterprises, LLC, a consulting firm that she founded in 2001 to advise companies and their directors on these matters. Ms. Hill has been a speaker and panelist addressing these issues at leading seminars across the country. Her expertise in these areas makes her particularly well suited for her role as Lead Director of the Company. Ms. Hill is also a co-founder of Icon Blue, Inc., a brand marketing company, where she has served as Chief Operating Officer since 1998. Previously, Ms. Hill was President and Chief Executive Officer of The Times Mirror Foundation, a charitable foundation affiliated with Tribune Company, from 1997 to 2001, and Senior Vice President, Communications and Public Affairs of the Los Angeles Times, a daily newspaper and subsidiary of Tribune Company, from 1998 to 2001. Ms. Hill has also served as a Vice President with Kaiser Aluminum and Chemical Corporation and as Dean of the McIntire School of Commerce at the University of Virginia. Ms. Hill has significant public sector experience of particular interest to a large public company, including serving as a member of the board of directors of NASD Regulations, Inc., a member of the Investor Advisory Committee of the Public Company Accounting Oversight Board, a member of the Investor Education Foundation of the Financial Industry Regulatory Authority, Inc., chair of the Consumer Affairs Advisory Committee of the SEC and a member of the Board of Trustees of the RAND Corporation.

Other Public Company Board Memberships since 2006	AK Steel Holding Corporation (1994 to present) California Water Service Group (2003 to present) YUM! Brands, Inc. (2003 to present) Hershey Foods Corporation (1993-2007) Albertson’s, Inc. (2002-2006)

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

KAREN L. KATEN, 61, Director since 2007

Ms. Katen enhances our Board’s understanding of international, supply chain and marketing matters, with her expertise in those areas gained through her career at Pfizer Inc., a global pharmaceutical company. Ms. Katen began her career at Pfizer in 1974 and held a series of management positions with increasing responsibility, including President of Pfizer Global Pharmaceuticals and Executive Vice President of Pfizer Inc. from 2001 to 2005 and President of Pfizer Human Health from 2005 to 2007. She retired in March 2007 as Vice Chairman of Pfizer Inc. Recently, she also served as Chairman of the Pfizer Foundation, a charitable foundation affiliated with Pfizer. Currently, Ms. Katen serves as Senior Advisor of Essex Woodlands Health Ventures, a healthcare venture capital firm which she joined in October 2007. Ms. Katen is also a director of Air Liquide, an international leader in gases for industry, health and the environment. Ms. Katen has served with several healthcare-related organizations, including as a member of the Global Advisory Board of Takeda Pharmaceutical Company Limited, Treasurer of PhRMA, an industry association representing research-based pharmaceutical companies in the U.S., a board member of the National Alliance for Hispanic Health, a member of the Healthcare Leadership Council, and a member of the RAND Corporation’s Health Board of Advisors. She is also on the Board of Trustees of the Economic Club of New York and the University of Chicago and is a council member of the Booth Graduate School of Business at the University of Chicago. Ms. Katen has also served on a variety of international policy bodies, including as Chairman of the U.S.-Japan Business Council.

Other Public Company Board Memberships since 2006	Harris Corporation (1994 to present) General Motors Corporation (1997-2009)

RONALD L. SARGENT, 55, Director nominee

Mr. Sargent brings extensive global retail and leadership experience to our Board, including broad-based understanding of retail finance, supply chain, human resources and operations matters. Mr. Sargent has served as Chief Executive Officer of Staples, Inc., an office products retailer, since 2002, and as its Chairman since 2005. He served as President and Chief Operating Officer of Staples between 1998 and 2002. Mr. Sargent joined Staples in 1989 as Regional Vice President, leading the company’s market entry in Ohio, and went on to hold additional leadership roles overseeing Staples’ worldwide operations, retail superstores, delivery business, supply chain and marketing initiatives. Prior to Staples, he held a variety of positions at the grocery chain, The Kroger Co. Mr. Sargent currently serves as a director of Kroger. He also currently serves as a director of Mattel, Inc. but has announced that he will not stand for re-election at Mattel’s 2011 annual meeting of shareholders.

Other Public Company Board Memberships since 2006	The Kroger Co. (2006 to present) Mattel, Inc. (2004 to May 2011) The Yankee Candle Company, Inc. (1999 to 2007) Aramark Corporation (2002 to 2007)

WE RECOMMEND THAT YOU VOTE

“FOR” THE ELECTION OF EACH

NOMINEE TO

THE BOARD OF DIRECTORS.

PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP

(ITEM 2 ON THE PROXY CARD)

The Audit Committee has appointed KPMG LLP to serve as the Company’s Fiscal 2011 independent registered public accounting firm. Although the Company’s governing documents do not require the submission of this matter to shareholders, the Board considers it desirable that the appointment of KPMG LLP be ratified by shareholders. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider the appointment.

Audit services provided by KPMG LLP for Fiscal 2010 included the examination of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting and services related to periodic filings made with the SEC. Additionally, KPMG LLP provided certain services relating to the consolidated quarterly reports and annual and other periodic reports at international locations and tax and other services as described on page 18 of this Proxy Statement.

One or more representatives of KPMG LLP will be present at the Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from shareholders.

WE RECOMMEND THAT YOU

VOTE “FOR” THE RATIFICATION OF

KPMG LLP AS THE COMPANY’S

FISCAL 2011 INDEPENDENT

REGISTERED PUBLIC

ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent under SEC rules, the NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines. The Board has determined that Mr. Batchelder is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Mr. Brown, who will serve on the Audit Committee if elected to the Board at the Meeting, is also an “audit committee financial expert” and will serve in such capacity on the Audit Committee following Mr. Batchelder’s departure from the Board following the Meeting.

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee charter is available on the Company’s website at http://ir.homedepot.com and is also available in print upon request.

The Audit Committee has:

•

Reviewed and discussed the audited financial statements with the Company’s management and discussed with KPMG LLP, independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

•

Concluded that KPMG LLP is independent from the Company and its management. The Audit Committee received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence;

•

Recommended to the Board that the audited consolidated financial statements for the Company be included in the Company’s Annual Report on Form 10-K for Fiscal 2010 for filing with the SEC. The Audit Committee made this recommendation based upon its review and the discussions with management and KPMG LLP; and

•

Determined that the provision of non-audit services is compatible with KPMG LLP’s independence. The Audit Committee has reviewed and discussed the fees billed to the Company by KPMG LLP for audit, audit-related, tax and all other services provided during Fiscal 2010, which are set forth below under “Independent Registered Public Accounting Firm’s Fees.”

This report has been furnished by the current members of the Audit Committee:

•	David H. Batchelder, Chair
•	F. Duane Ackerman
•	Ari Bousbib
•	Albert P. Carey

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

AUDIT FEES

During Fiscal 2010 and Fiscal 2009, KPMG LLP billed the Company for fees in the aggregate amount of $4,563,000 and $4,609,000, respectively, for the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and the quarterly reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q.

AUDIT-RELATED FEES

During Fiscal 2010 and Fiscal 2009, the Company paid KPMG LLP fees in the aggregate amount of $200,000 for audit-related services provided during each of those years related to the Company’s retirement and benefits plans.

TAX FEES

During Fiscal 2010 and Fiscal 2009, the Company paid KPMG LLP fees in the aggregate amount of $40,000 and $264,000, respectively, for tax services provided during those years, which consisted of tax advisory services performed at certain international locations.

ALL OTHER FEES

No other services or related fees were provided or billed by KPMG LLP for Fiscal 2010 and Fiscal 2009.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit Committee or by the Chairman of the Audit Committee. When services are pre-approved by the Chairman, notice of such approvals is given simultaneously to the other members of the Audit Committee and presented to the full Audit Committee at its next scheduled meeting.

ADVISORY VOTE ON EXECUTIVE COMPENSATION – “SAY-ON-PAY”

(ITEM 3 ON THE PROXY CARD)

The Company recommends that you vote for the approval of the compensation of our named executive officers as described in this Proxy Statement. Accordingly, you may vote on the following resolution at the Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders.

As described in our “Fiscal 2010 Executive Compensation Report Card” and the Compensation Discussion and Analysis beginning on page 30, the Company’s compensation philosophy is to align executive pay with Company performance. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term shareholder value.

Our executive compensation program links pay to performance as follows:

•

89% of our CEO’s target direct compensation and approximately 79% of the target direct compensation for our other named executive officers is variable and is paid based upon attainment of our pre-determined corporate performance objectives or the performance of our common stock.

•

68% of our CEO’s compensation and approximately 58% of the compensation of our other named executive officers is equity-based and paid in a balanced mix of performance-based restricted stock, options and performance shares.

•

Our named executive officers do not receive tax gross-ups, supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses and have limited perquisites.

•

We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk-taking, including an annual review and risk assessment of all elements of compensation by the Leadership Development and Compensation Committee of the Board, a compensation recoupment policy and stock ownership guidelines.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Leadership Development and Compensation Committee or the Board. Because we value our shareholders’ views, however, the Leadership Development and Compensation Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. Your advisory vote will therefore serve as an additional tool to guide the Leadership Development and Compensation Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

This vote is not intended to express a view on any specific element of pay, but rather the overall compensation program and philosophy for our named executive officers described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure as set forth in the “Executive Compensation” section of this Proxy Statement. We encourage you to carefully review these disclosures and to indicate your support for our named executive officer compensation program.

WE RECOMMEND THAT YOU VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS AS PRESENTED IN

THIS PROXY STATEMENT.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

(ITEM 4 ON THE PROXY CARD)

In addition to providing you with the opportunity to cast an advisory vote on executive compensation, we are also offering you the opportunity to cast an advisory vote on the frequency of that “say-on-pay” vote. You are being asked to indicate whether the advisory “say-on-pay” vote should be held every one, two or three years.

The Board recommends an annual shareholder advisory vote on executive compensation. We believe that an annual vote would provide us with timely feedback from our shareholders on executive compensation matters. An annual advisory vote is also consistent with our Leadership Development and Compensation Committee’s practice of conducting an in-depth review of executive compensation philosophy and practices each year.

The proxy card gives you four choices for voting on this proposal. You can choose whether the “say-on-pay” vote should be held every year, every two years or every three years. You may also abstain from voting. You are not voting to approve or disapprove the Board’s recommendation on this proposal.

Although the vote on this proposal is non-binding, the Board and the Leadership Development and Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote in considering the frequency of future advisory votes on executive compensation.

WE RECOMMEND A VOTE FOR THE OPTION OF

“EVERY YEAR” FOR FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION.

COMPANY PROPOSAL TO IMPLEMENT SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT (APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION)

(ITEM 5 ON THE PROXY CARD)

We are asking you to approve and adopt the Second Amended and Restated Certificate of Incorporation of the Company, as set forth on Appendix B to this Proxy Statement (the “Amended and Restated Certificate”), which contains a new provision that permits the Company’s shareholders to act by written consent. This proposal responds to the vote of shareholders at the 2010 annual meeting in favor of a shareholder proposal requesting the right to act by written consent.

The new provision permits shareholders to act by written consent with two basic requirements: (a) holders of at least 25% of our outstanding shares must first request that our Board set a record date determining which shareholders are entitled to act by written consent, eliminating confusion and potential litigation around the process, and (b) consents must be solicited from all shareholders, giving each shareholder an equal right to consider and act on a proposal. We believe this provision will implement shareholder action by written consent in a clear, straightforward manner that provides fundamental fairness to all shareholders. Without these fairness provisions, a small group of shareholders could take advantage of the right to act by written consent to advance a narrow agenda without even notifying all of the shareholders prior to taking such action. The shareholder proposal that was approved at the 2010 annual meeting was silent on a mechanism for implementing shareholder action by written consent, much less these fundamental fairness protections. We opposed that proposal for not being in the best interests of the shareholders or the Company.

Specifically, new paragraph 5 of Article SIXTH states:

“5. Any action required to be taken at any annual or special meeting of stockholders of the Corporation or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote if, in accordance with the by-laws, (a) record holders of shares representing at least 25% of the outstanding common stock of the Corporation have submitted a written request to the Secretary of the Corporation asking that the Board of Directors establish a record date for the proposed action by stockholders and including the information with respect to such action and such holders as would be required by the by-laws if such holders were requesting the call of a special meeting, (b) the Board of Directors fixes such a record date or has failed to do so within ten (10) days after the date on which such request was received by the Secretary of the Corporation, (c) consents are solicited by the stockholders proposing to take such action from all holders of shares and (d) consents in writing, setting forth the action so taken, are delivered to the Corporation and not revoked and are signed by the holders of outstanding stock on such record date having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.”

This new provision replaces in its entirety the previous Paragraph 5 of Article SIXTH, which stated:

“5. No action shall be taken by stockholders of the Corporation except at an annual or special meeting of the stockholders of the Corporation.”

The replacement of Paragraph 5 of Article SIXTH to permit shareholder action by written consent is the only change to the Certificate of Incorporation.

The Board has unanimously approved the Amended and Restated Certificate and recommended its approval and adoption by the Company’s shareholders. The Amended and Restated Certificate would become effective upon filing of an appropriate certificate with the Secretary of State of the State of Delaware, which we expect to file shortly after the Meeting, subject to shareholder approval of this proposal.

WE RECOMMEND THAT YOU VOTE

“FOR” THE COMPANY PROPOSAL

TO IMPLEMENT SHAREHOLDER ABILITY

TO ACT BY WRITTEN CONSENT.

SHAREHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

(ITEM 6 ON THE PROXY CARD)

Mrs. Evelyn Y. Davis, located at Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, is the beneficial owner of 300 shares of the Company’s common stock and has submitted the following resolution:

RESOLVED: “That the stockholders of Home Depot, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 419,097,094 shares, representing approximately 36.1% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

RESPONSE TO PROPOSAL REGARDING CUMULATIVE VOTING

The Company recommends that you vote against this shareholder proposal. Shareholders of the Company have rejected this proposal at two previous annual meetings. The Company’s system of voting entitles each share of stock to one vote for each director nominee. We believe that this system, together with our majority voting standard for the election of directors, is more likely to produce a diverse Board that considers and promotes the interests of shareholders as a whole. Cumulative voting could enable an individual shareholder or a small group of shareholders to elect directors whose primary objective could be to advocate special interests. Such directors are likely to promote a narrow agenda (on behalf of those shareholders responsible for their election) at the expense of shareholders as a whole, engendering partisanship and factionalism that could distract Board members from their duty to serve the best interests of all shareholders.

Unlike the system favored by the proponent, a system of one vote per share for each nominee, together with majority voting, is the prevailing election standard among large U.S. public companies, favored by a majority of the companies in the S&P 500® and the Fortune 500.

WE RECOMMEND THAT YOU

VOTE “AGAINST” THE ADOPTION OF

THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

(ITEM 7 ON THE PROXY CARD)

Mr. William Steiner, located at 112 Abbottsford Gate, Piermont, New York 10968, is the beneficial owner of 650 shares of the Company’s common stock and has submitted the following resolution:

7 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 15% of our outstanding common stock (or the lowest percentage permitted by law above 15%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring – when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic also won more than 60% support at the following companies: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD).

We gave 44%-support to this proposal topic at our 2010 annual meeting.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvements in our company’s 2010 reported corporate governance status.

Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 7.

RESPONSE TO PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

The Company recommends that you vote against this shareholder proposal. Holders of 25% of our common stock currently have the right to call a special meeting, pursuant to a Company proposal adopted by our shareholders at the 2009 annual meeting. Furthermore, at two previous annual meetings, our shareholders rejected a shareholder proposal calling for the right to call a special meeting with a 10% threshold.

The Board continues to believe that 25% is an appropriate threshold. Other companies using a threshold of 25% (or higher) include 3M Company, Berkshire Hathaway Inc., Colgate-Palmolive Company, Dell Inc., Hewlett-Packard Company and Verizon Communications Inc.

The proponent suggests that the merit of this proposal be considered in the context of the need for improvements in the Company’s corporate governance status. Our efforts to maintain the highest standards in corporate governance have been validated by leading governance ratings firms. GovernanceMetrics International assigned its highest overall governance rating of 10.0 to us in both 2009 and 2010, a rating given to only one percent of the over 4,000 companies surveyed. Most recently, ISS gave us its best governance rating, stating that we have “Low Risk” in each of the four Governance Risk Indicator (“GRId”) categories: Audit, Board Structure, Compensation and Shareholder Rights.

A shareholder meeting consumes significant resources and takes the time and focus of management and the Board to prepare for and participate in the meeting. If adopted, this proposal could have the effect of allowing a relatively small minority of shareholders with narrow interests to call an unlimited number of special meetings to consider matters that are not in the best interests of all of our shareholders and distract management and the Board from their other duties.

WE RECOMMEND THAT YOU

VOTE “AGAINST” THE ADOPTION OF

THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL REGARDING EMPLOYMENT DIVERSITY REPORT

(ITEM 8 ON THE PROXY CARD)

Trillium Asset Management Corporation, located at 711 Atlantic Avenue, Boston, Massachusetts 02111, is the beneficial owner of more than $2,000 in shares of the Company’s common stock and has submitted the following resolution as lead proponent along with other co-proponents:

WHEREAS: Equal employment opportunity (EEO) is a fair employment practice and an investment issue. We believe that companies with a good EEO record have a competitive advantage in recruiting and retaining employees. Moreover, we believe Home Depot customers are increasingly diverse; therefore a similarly diverse work force is more likely to anticipate and respond effectively to consumer demand. EEO reporting has economic relevance.

Home Depot shareholder votes in favor of a diversity report surpassed 27%, 22%, and 25% in 2010, 2009 and 2008, respectively – sending a consistent signal to management that shareowners desire increased accountability.

The Company annually files an EEO-1 report with the Equal Employment Opportunity Commission. Hence, this information could be made available to shareholders at a minimal additional cost.

Allegations of discrimination in the workplace burden shareholders with costly litigation that can damage a company’s reputation.

Home Depot has paid out more than $100 million to settle discrimination lawsuits in the last 14 years. The most significant EEO settlement of $87 million was in 1997. In 2004, Home Depot agreed to pay $5.5 million to settle charges of class-wide gender, race and national origin discrimination at more than 30 Colorado stores. In 2009, Home Depot paid $84,750 to settle retaliation charges related to a 2004 discrimination suit.

RESOLVED: The shareholders request that Home Depot prepare a diversity report, at reasonable cost and omitting confidential information, available to investors by September 2011, including the following:

1.	A chart identifying employees according to their gender and race in each of the nine major EEOC-defined job categories for the last three years, listing numbers or percentages in each category;
2.	A summary description of any affirmative action policies and programs to improve performance, including job categories where women and minorities are underutilized; and
3.	A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females or minorities.

SUPPORTING STATEMENT:

In 2008, the U.S. Equal Employment Opportunity Commission reported racial minorities comprised 34% of private industry but just 12% of executives and managers. Likewise, women represented 48% of the workforce, but just 29% of executives and managers. Employment and advancement barriers persist.

Several major U.S. corporations provide diversity reports with detailed EEO information including Wal-Mart, Hewlett-Packard, Nike, Costco, Intel, and AllState.

In 2001, Home Depot began providing EEO information to investors upon request. Since then Home Depot reversed its policy on disclosure of this information.

We agree with a recommendation of the 1995 bipartisan Glass Ceiling Commission that “public disclosure of diversity data – specifically data on the most senior positions – is an effective incentive to develop and maintain innovative, effective programs to break the glass ceiling barriers.”

The Social Investment Forum and RiskMetrics concluded in a 2008 study of corporate disclosure of EEO data that corporate transparency on EEO progress is necessary to assess investment risk.

Home Depot has demonstrated leadership on many corporate social responsibility issues. We ask the company to again demonstrate leadership in diversity by committing to EEO disclosure.

RESPONSE TO PROPOSAL REGARDING EMPLOYMENT DIVERSITY REPORT

The Company recommends that you vote against this shareholder proposal. Shareholders of the Company have rejected this proposal at nine previous annual meetings. The Company does not believe adoption of this proposal would enhance its commitment to equal opportunity in any meaningful way. This commitment is evidenced by: (1) the Company’s Inclusion Council, which focuses on diversity issues affecting the Company; (2) a hotline to promote the anonymous reporting of concerns regarding the Company’s Business Code of Conduct and Ethics; and (3) a team of associates led by a Vice President – Talent Management, HR and Diversity who provides focused leadership in developing an inclusive work environment in which all associates are valued, respected and supported to do their best work. The Company’s commitment to diversity is further evidenced through affirmative action programs in each of its 2,200+ stores. In addition, the Company prepares and files its EEO-1 report with the Equal Employment Opportunity Commission each year.

WE RECOMMEND THAT YOU

VOTE “AGAINST” THE ADOPTION OF

THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL REGARDING ELECTIONEERING POLICIES AND CONTRIBUTIONS

(ITEM 9 ON THE PROXY CARD)

NorthStar Asset Management Funded Pension Plan, located at P.O. Box 301840, Boston, Massachusetts 02130, is the beneficial owner of more than $2,000 in shares of the Company’s common stock and has submitted the following resolution:

Whereas, the Supreme Court ruling in Citizens United v. Federal Election Commission (Citizens United) interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” and striking down elements of the previously well-established McCain-Feingold law;

Whereas Citizens United is viewed by some as having eroded a wall that has stood for a century between corporations and electoral politics (e.g., New York Times editorial, The Court’s Blow to Democracy” on January 21, 2010);

Whereas, the Shareholders Protection Act (H.R.4790) pending in Congress in response to Citizens United would amend the Securities Exchange Act of 1934 to require in each public company’s annual proxy statement a description of the specific nature of any expenditures for political activities proposed by the issuer for the forthcoming fiscal year not previously approved, to the extent known to the issuer, and including the total amount of such proposed expenditures, and providing for a separate shareholder vote to authorize such proposed expenditures;

Whereas, in July 2010 Target Corporation donated $150,000 to the political group Minnesota Forward, which was followed by a major national controversy with demonstrations, petitions, threatened boycotts and considerable negative publicity;

Whereas, Home Depot founder and retired CEO Bernie Marcus voiced his opinion in the Wall Street Journal (“Bad Labor Law Is a Path to Economic Ruin” 08/26/08) that companies should use corporate, and thus shareholder, resources for political means;

Whereas, proponents believe The Home Depot should establish policies that minimize risk to the firm’s reputation and brand through possible future missteps in corporate electioneering;

Whereas, The Home Depot has a firm nondiscrimination policy which states, “The Company prohibits discrimination or harassment on account of race, color, sex (gender), age, religion, national origin, sexual orientation, gender identity of expression, disability, protected veteran, status, or any other basis prohibited under applicable law.” Furthermore, Home Depot has a complete Values Guide which emphasizes our commitment to “creating shareholder value,” “respect[ing] all people,” and to “understand the impact of our decisions accept responsibility for our actions;”

Resolved:    Shareholders recommend that the Board of Directors adopt a policy under which the proxy statement for each annual meeting will contain a proposal describing:

•	the company’s policies on electioneering contributions,
•	any specific expenditures for electioneering communications known to be anticipated during the forthcoming fiscal year,
•	the total amount of such anticipated expenditures,
•	a list of electioneering expenditures made in the prior fiscal year, and
•	providing an advisory shareholder vote on those policies and future plans.

Supporting Statement:    Proponents recommend that the annual proposal also contain management’s analysis of potential issues of congruency with stated company values or policy, and risks to our company’s brand, reputation, or shareholder value. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

RESPONSE TO PROPOSAL REGARDING ELECTIONEERING POLICIES AND CONTRIBUTIONS

The Company recommends that you vote against this shareholder proposal. As the world’s largest home improvement retailer, we participate in the political process to support policies that further our business interests and create shareholder value. We are committed to complying with all laws governing these activities and conducting them in a transparent manner. Accordingly, we maintain a formal Political Activity and Government Relations Policy (the “Policy”), which is publicly available on our Investor Relations website at http://ir.homedepot.com under “Corporate Governance > Corp. Governance Overview.” This Policy sets forth the standards for participation in the political process by the Company and its associates and directly addresses the concerns raised by the proposal.

The Policy provides a careful review process for all political expenditures, addressing both corporate political contributions and any electioneering activity. As part of that process, the Nominating and Corporate Governance Committee conducts an annual review of the Company’s political contributions. The Company also publishes an annual report of its political contributions, which is available through a link in the Policy on the Investor Relations website. This information is also available through the Federal Election Commission’s website at http://www.fec.gov.

With respect to electioneering, the Policy provides that the Nominating and Corporate Governance Committee must approve in advance any public advertisement directly or indirectly paid for by the Company that expressly advocates the election or defeat of a candidate in which the Company is identified specifically as an advocate of such election or defeat. To date, the Company has not made any expenditure for electioneering communications, and has no present plans to make any such expenditures.

We believe that participating in the political process in a transparent manner is an important way to enhance shareholder value and promote good corporate citizenship. We do not believe, however, that implementing an annual shareholder advisory vote on our political activity policy and plans would provide shareholders with any more meaningful information than is already available.

WE RECOMMEND THAT YOU

VOTE “AGAINST” THE ADOPTION OF

THIS SHAREHOLDER PROPOSAL.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2010 Executive Compensation Report Card – The Home Depot Pays for Performance

Our executive compensation program aligns pay with performance. Specifically, 89% of our CEO’s target direct compensation for Fiscal 2010 (79% on average for our other named executive officers, or “NEOs”) was tied to the achievement of corporate performance objectives and share price performance. The components of total target direct compensation for Fiscal 2010 were:

The at-risk components of the program aligned with our key financial and strategic goals for the fiscal year:

Fiscal 2010 Performance Measures				Fiscal 2010 Company Performance	Fiscal 2010 Executive Compensation Results
Management Incentive Plan (“MIP”): Financial Goals (70% weighting)

Financial Performance – Exceeded target levels for each of sales, operating profit and inventory goals:

• Sales of $68.00 billion

• Operating profit of $5.84 billion

• Inventory turns of 4.13 times

Strategic Performance – Met 75% of target (3 of 4 goals):

✓     RDCs servicing 100% of U.S. stores and approximately 42% of annualized cost of goods sold in those stores

✓     Increased voice of the customer “net promoter” score from 63.3% to 70.5%

✓     Increased both site traffic and order conversion rate for homedepot.com

x      U.S. market share as measured by the U.S. Census Bureau NAICS 444 industry classification did not increase year over year

					Target Payout Levels: • The target MIP payout levels are determined as a percentage of base salary: 200% for the CEO, 125% for the CFO and 100% for other EVPs. Actual MIP Payout:
	Sales (25%)	Operating Profit (30%)	Inventory Turns (15%)
Threshold	$65.95 billion	$4.98 billion	4.03
Target	$67.76 billion	$5.42 billion	4.11		NEO	% of	MIP Amount
Maximum	$88.09 billion	$7.04 billion	4.94			Target
Strategic Goals (30% weighting) • Complete Rapid Deployment Center (“RDC”) rollout servicing 100% of U.S. stores and 41% or more of annualized cost of goods sold at those stores (7.5%) • Increase voice of the customer “net promoter” score (7.5%) • Increase traffic to and maintain or increase order conversion rate for homedepot.com (7.5%) • Grow U.S. market share as measured by U.S. Census Bureau NAICS 444 classification (7.5%)					Francis S. Blake	101%	$2,154,453
					Carol B. Tomé	101%	$1,181,059
					Craig A. Menear	98%	$688,472
					Marvin R. Ellison	98%	$637,474
					Matthew A. Carey	101%	$621,477

Performance-Based Restricted Stock: • Operating profit – restricted stock forfeited if Fiscal 2010 operating profit is not at least 80% of MIP target ($4.33 billion)				Operating profit of $5.84 billion exceeded the 80% threshold	Shares of restricted stock were not forfeited, and will vest 50% after 30 months and 50% after 60 months from grant date.
Fiscal 2010-2012 Performance Share Award: • Three-year average return on invested capital (“ROIC”) and operating profit ($ billions):				As of the end of Fiscal 2010: • ROIC of 12.3%, as adjusted for share repurchases in accordance with the terms of the award • Operating profit of $5.84 billion	Shares are received following the end of the three-year performance period, if and to the extent the performance measures are met.
	Threshold	Target	Maximum
Three-Year Average ROIC (50%)	9.8%	12.2%	14.6%
Three-Year Average Operating Profit (50%)	$4.99	$6.24	$7.49
Payout as a Percent of Target	25%	100%	200%
Stock Options: • Stock price performance – exercise price of $32.32 granted on March 24, 2010				• 31% increase in stock price in FY 2010 • One-year Total Shareholder Return (“TSR”) of 35.1% compared to the one-year TSR for the S&P 500® Index of 21.3%	At the end of Fiscal 2010, options were in-the-money by $4.38 per share; options vest 25% on second, third, fourth and fifth anniversary of grant date.

EXECUTIVE COMPENSATION

Fiscal 2010 Company Business Objectives and Performance

In Fiscal 2010, we continued our strategic focus on three principles aimed at driving shareholder return and a sustainable competitive advantage:

•	Passion for customer service;
•	Being the product authority for home improvement; and
•	Disciplined capital allocation driving productivity and efficiency.

By executing against the strategic initiatives that support these principles, our business again performed well in a challenging economic environment. Highlights of the Company’s Fiscal 2010 performance include the following:

•	Increased total revenue by 2.8% to $68.00 billion;
•	Increased operating profit by 21.6% to $5.84 billion;
•	Increased inventory turns from 4.06 times to 4.13 times;
•	Increased diluted earnings per share from continuing operations by 29.7% to $2.01;
•	Generated $4.59 billion in operating cash flow; and
•	Increased return on invested capital from 10.7% to 12.8% (not including any adjustments for share repurchases).

As a result of our significant cash flow from operations and disciplined capital allocation, we were also able to return value to our shareholders through a 31% increase in our stock price during Fiscal 2010, share repurchases and increased dividends.

Compensation Philosophy and Objectives: Pay for Performance

Our compensation program aligns pay with performance. By doing so, we seek to enhance associate performance and morale, which drives superior customer service. This philosophy applies to the compensation programs for all of our associates. Aligning pay with performance motivates our associates to achieve our financial and strategic performance goals, which we believe creates long-term shareholder value.

The principal elements of our compensation program for management-level associates are base salary, annual incentives, long-term incentives and benefit programs. The amount of incentive compensation paid, if any, is determined by our performance against our Fiscal 2010 business plan, a plan intended to be challenging in light of prevailing economic conditions, yet attainable if we performed well against our core principles. Fiscal 2010 performance measures were based upon overall enterprise and business unit financial results, achievement of specific strategic goals and share price performance.

The following features of our compensation program for executive officers illustrate our philosophy of making compensation performance-based:

•

100% of annual incentive compensation under our Fiscal 2010 Management Incentive Plan (“MIP”) was tied to performance against pre-established specific, measurable goals, including both financial and strategic performance goals;

•

25% of annual equity compensation was a three-year performance share award with payout contingent on achieving pre-established average return on invested capital (“ROIC”) and operating profit targets over the three-year period;

•	Our performance-based restricted stock awards, which comprise 37.5% of annual equity compensation, are forfeitable if operating profit for the year of grant is less than 80% of the MIP target;
•	Approximately 89% of our CEO’s total target direct compensation was tied to the achievement of corporate performance objectives and share price performance; and
•

We do not provide tax reimbursements, also known as “gross-ups,” to executive officers; we have limited perquisites; and we do not have any supplemental executive retirement plans (“SERPs”), defined benefit pension plans, guaranteed salary increases or guaranteed bonuses.

Non-management associates participate in our Success Sharing bonus program, which provides semi-annual cash awards for performance against our business plan, including sales plan and productivity goals. In addition, these associates are eligible to earn awards for superior performance and customer service at the individual, store, regional and divisional levels.

EXECUTIVE COMPENSATION

Impact of Fiscal 2010 Business Results on Executive Compensation

The compensation earned by our named executive officers in Fiscal 2010 reflects our corporate performance for the fiscal year, as well as the impact of the challenging economy:

•

After a salary freeze for officers in the fiscal year ended January 31, 2010 (“Fiscal 2009”), the Leadership Development and Compensation Committee (the “LDC Committee”) approved salary increases for the named executive officers based on the LDC Committee’s subjective assessment of individual performance and other factors, as discussed in more detail below;

•	Due to our execution against our business plan and strategic initiatives, our MIP paid out in line with target levels;
•	The performance condition on the performance-based restricted stock granted in Fiscal 2010 was satisfied, although the shares still remain subject to service-based vesting requirements; and
•

The executive officers earned 236% of their 2008-2010 performance share award because we achieved a relative Total Shareholder Return (“TSR”) ranking at the 84th percentile over the three-year performance period compared to the companies in the S&P 500®.

Fiscal 2010 Non-Management Compensation

Compensation of our non-management associates in Fiscal 2010 aligned with our philosophy of putting our store associates first and motivating superior customer service. Due to the outstanding performance of our non-management associates in Fiscal 2010, we made substantial payouts under our Success Sharing program, with 97% and 94% of stores qualifying for Success Sharing in the first and second halves of Fiscal 2010, respectively. This resulted in total Success Sharing bonus payments to our non-management associates of over $126 million for Fiscal 2010 performance. We also provided a 2.5% merit increase budget for our associates in Fiscal 2010, and we continued to make matching contributions under the FutureBuilder 401(k) Plan and to provide a variety of recognition and teambuilding awards to recognize top performing store associates and support store morale, which drives customer service.

Key Compensation Program Changes for Fiscal 2011

To more directly align the MIP with shareholder value creation and achievement of the Company’s business plan, the LDC Committee determined that Fiscal 2011 MIP would be based solely on achievement of financial performance goals. In addition, continuing with our focus on pay for performance, in November 2010 the LDC Committee determined that dividends on future performance-based restricted stock grants would be accrued and not paid out to executive officers unless and until the performance goal is met.

Opportunity for Shareholder Feedback

The LDC Committee carefully considers feedback from our shareholders regarding executive compensation matters. Shareholders are invited to express their views to the LDC Committee in the manner described above under “Communicating with the Board” on page 8 of this Proxy Statement.

Named Executive Officers

Our named executive officers for Fiscal 2010 were:

•	Francis S. Blake, Chairman and Chief Executive Officer (“CEO”);
•	Carol B. Tomé, Chief Financial Officer and Executive Vice President – Corporate Services (“CFO”);
•	Craig A. Menear, Executive Vice President – Merchandising;
•	Marvin R. Ellison, Executive Vice President – U.S. Stores; and
•	Matthew A. Carey, Executive Vice President and Chief Information Officer (“CIO”).

The named executive officers (other than the CEO) all report directly to the CEO.

Compensation Determination Process

•

Role of Leadership Development and Compensation Committee.    The LDC Committee determines the compensation of our named executive officers other than the CEO. Although it may delegate its responsibilities to subcommittees, the LDC Committee did not delegate any of its authority with respect to the compensation of any executive officer for Fiscal 2010. The LDC Committee makes recommendations regarding CEO compensation, but

EXECUTIVE COMPENSATION

all decisions with respect to the compensation of the CEO are made by the independent members of the Board, who include all Board members other than the CEO.

•

Role of Executive Officers in Compensation Decisions.    The Executive Vice President – Human Resources (“EVP-HR”) makes recommendations to the LDC Committee as to the amount and form of executive compensation for executive officers other than the CEO and himself. Recommendations as to the amount and form of CEO compensation are made by the LDC Committee’s independent compensation consultant. The CEO has input on the recommendations to the LDC Committee with respect to the compensation of all of our officers (other than himself). At the request of the LDC Committee, both the EVP-HR and the CEO regularly attend LDC Committee meetings, excluding executive sessions where their respective compensation and other matters are discussed.

•

Compensation Consultants.    In February 2010, the LDC Committee engaged Pay Governance LLC as its independent compensation consultant for Fiscal 2010 to provide research, market data, survey information and design expertise in developing executive and director compensation programs. Pay Governance provides consulting services solely to compensation committees. Prior to Pay Governance, Towers Watson was the LDC Committee’s compensation consultant, and Towers Watson performed the initial analysis for the Fiscal 2010 executive compensation program in November 2009 and February 2010. Following the engagement of Pay Governance, Towers Watson no longer served as the LDC Committee’s consultant.

A representative of the compensation consultant attended LDC Committee meetings in Fiscal 2010 and advised the LDC Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the named executive officers and other executive officers. The compensation consultant reports directly to the LDC Committee, and the LDC Committee is free to replace the consultant or hire additional consultants or advisers at any time.

Pursuant to a policy adopted by the LDC Committee, the compensation consultant provides services solely to the LDC Committee and is prohibited from providing services or products of any kind to the Company. Further, affiliates of the compensation consultant may not receive payments from the Company that would exceed 2% of the consolidated gross revenues of the compensation consultant and its affiliates during any year. Pay Governance and its affiliates provided services solely to the LDC Committee in Fiscal 2010.

Towers Watson did not provide any services to the Company while engaged as the LDC Committee’s compensation consultant. We paid Towers Watson $35,282 in fees for services performed for the LDC Committee during Fiscal 2010. In 2002, prior to the LDC Committee’s initial engagement of Towers Perrin (predecessor of Towers Watson), our finance department engaged Tillinghast, an affiliate of Towers Watson, to provide actuarial services related to the Company’s general liability, products liability and workers compensation casualty losses. We paid Tillinghast $151,253 in fees for these actuarial services during Fiscal 2010, which was significantly less than 2% of the consolidated gross revenues of Towers Watson and its affiliates. While the LDC Committee did not approve the initial engagement of Tillinghast in 2002, in accordance with the LDC Committee’s policy, it reviewed a written report from Towers Watson identifying the fees paid to Tillinghast and Towers Watson in Fiscal 2010 and confirming Towers Watson’s independence under the policy.

•

Benchmarking.    We do not target any specific peer group percentile ranking for total compensation for our named executive officers. The LDC Committee considers each executive’s compensation history and peer group market position as reference points in awarding annual compensation. For our CEO, CFO and CIO, the LDC Committee considered data from the Fortune 50 companies provided to us by Hewitt Associates. The LDC Committee uses this data for these positions because the Fortune 50 represents

EXECUTIVE COMPENSATION

companies of size similar to us with whom we compete for executive talent. For our CEO, we also used retail peer data provided by Towers Watson, reflecting retailers with revenues greater than $10 billion, consisting of the following companies:

Retail Peer Group
AutoNation, Inc.	Macy’s, Inc
Best Buy Co., Inc.	Office Depot, Inc.
BJ’s Wholesale Club, Inc.	Penske Automotive Group, Inc.
Costco Wholesale Corporation	Rite Aid Corp.
CVS Caremark Corp.	Safeway, Inc.
Gap Inc.	Staples, Inc.
Genuine Parts Company	SuperValu Inc.
J. C. Penney Company, Inc.	Target Corporation
Kohl’s Corporation	TJX Companies Inc.
The Kroger Co.	Walgreen Co.
Lowe’s Companies, Inc.	Wal-Mart Stores, Inc.

This peer group reflects companies in the retail industry with whom we compete for executive talent.

For our other named executive officers, the LDC Committee considers data from the Hay Group’s Retail Executive and Management Total Remuneration Survey, which provides information and comparisons on compensation for executive and industry specific positions at the corporate and division level of retail companies. This survey data helps us understand the competitive market for the industry in which we principally compete for retail-specific talent and for customers.

•

Mitigating Compensation Risk.    In November 2010 the LDC Committee undertook a review and risk assessment of the Company’s compensation policies and practices for all associates. Based on that assessment, the LDC Committee determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, management and the LDC Committee evaluated each key element of our compensation plans and practices for our executive officers and associates against the following factors identified as part of our risk assessment process:

•	Performance/payment time horizons are appropriate and not overweight in short-term incentives;
•

The relationship between the incremental achievement levels and corresponding payouts in our incentive plans is appropriate, and all incentives, other than equity incentives which are tied to growth in our share price, have payout caps;

•	Programs employ a reasonable mix of performance metrics and are not concentrated on a single metric;
•	Criteria for payments are closely aligned with our strategic goals and shareholder interests;
•	Payout curves are reasonable and do not contain steep “cliffs” that might encourage short-term business decisions to meet payment thresholds;
•

Equity for officers is paid in a balanced mix of performance-based restricted stock, performance shares and stock options; other associates receive equity in the form of service-based restricted stock;

•	Bonus and equity awards to executive officers are subject to a recoupment policy, as described below on page 39, to discourage manipulation of incentive program elements; and
•	Stock ownership guidelines are in place to further align the interests of shareholders and executive officers, as described below on page 40.

Elements of Our Compensation Programs

Our compensation programs consist of the following principal elements:

•

Base Salaries.    We provide competitive base salaries that allow us to attract and retain a high-performing leadership team. Base salaries for our named executive officers are reviewed and generally adjusted annually based on a comprehensive management assessment process. After establishing a salary freeze for officers in Fiscal 2009, the LDC Committee reviewed base salaries in late Fiscal 2009, taking into account Company performance, economic conditions, and information from its compensation consultant regarding salary increase expectations among our peer companies. In January 2010, based upon a review of competitive market data, the Company’s exceptional performance in Fiscal 2009 despite challenging economic conditions and indications of a stabilizing economy in Fiscal 2010, the LDC Committee approved a Company-wide 2.5% merit increase budget.

EXECUTIVE COMPENSATION

In establishing the actual base salaries for the named executive officers for Fiscal 2010, the LDC Committee considered total compensation, scope of responsibilities, performance over the previous year, experience, internal pay equity, potential to assume additional responsibilities, and the competitive marketplace. The named executive officers received annual salary increases in March 2010 ranging from 2.5% to 4.0%, with Mr. Blake receiving a 4.0% base salary increase. Mr. Blake’s base salary falls at approximately the 25th percentile for the retail peer group and below the 25th percentile for the Fortune 50 peer group.

•

Annual Incentive. All named executive officers participate in the MIP, a cash-based annual incentive plan. Seventy percent (70%) of the Fiscal 2010 MIP payout was contingent on the achievement of financial performance goals, and 30% was contingent on the achievement of specific, measurable strategic performance goals. The LDC Committee sets goals at the beginning of the applicable performance period, which was Fiscal 2010 for the named executive officers. The annual target payout levels are determined as a percentage of base salary: 200% for the CEO, 125% for the CFO and 100% for other EVPs.

¡	Performance Goals: The LDC Committee chose the following financial performance measures with the following threshold, target and maximum achievement levels for the Company for Fiscal 2010 (dollars in billions):

Fiscal 2010 Financial Performance Measures (70% of Total MIP)
Measure		Threshold			Target	Maximum
	Weighting	Goal	% of Target	Payout as % of Target	Goal	Goal	% of Target	Payout as % of Target
Sales	25%	$65.95	97.3%	25%	$67.76	$88.09	130%	250%
Operating Profit	30%	$4.98	92.0%	25%	$5.42	$7.04	130%	200%
Inventory Turns	15%	4.03	98.0%	25%	4.11	4.94	120%	250%

The LDC Committee chose these specific measures to drive achievement of our business plan, with the threshold levels equal to actual results, as calculated under the MIP, in Fiscal 2009. The operating profit threshold must be met for any financial metric payout to occur. The relative weighting among the goals was determined by the LDC Committee with input from the CEO and the EVP-HR to reflect the Company’s priorities for Fiscal 2010 and reflects a 5% shift from operating profit to sales compared to the Fiscal 2009 MIP. This adjustment was made to shift emphasis to top line sales growth while balancing the Company’s continued focus on operating profit and the expense control inherent in the operating profit metric as a means to drive bottom line results for shareholders.

For achieving the target level of performance of the financial portion of the Fiscal 2010 MIP, executive officers receive 100% payout. The target performance level was consistent with our 2010 business plan and the forecast disclosed at the beginning of Fiscal 2010. For Fiscal 2010, the LDC Committee increased threshold payout to 25% of target (from 10% in Fiscal 2009), and at the same time raised the threshold performance levels for Fiscal 2010. The threshold performance level encourages incremental performance when achievement of the target appears to be unlikely and discourages excessive risk taking. The LDC Committee also increased the payout for maximum achievement to 250% of target for the sales and inventory turns goals and 200% of target for the operating profit goal (from 110% in Fiscal 2009), with corresponding increases in the maximum performance levels, to bring the maximum potential payout levels more in line with those of our peers. The maximum performance level rewards participants for above-target performance while avoiding windfall payouts due to a better

EXECUTIVE COMPENSATION

than expected external environment. The Company uses interpolation to determine the specific amount of the payout for each named executive officer with respect to the achievement of financial goals between the various levels. The LDC Committee does not have discretion to increase the MIP payout earned by a named executive officer, but it may decrease the payout even if the performance goals are achieved.

The payouts for the financial performance goals component of the MIP for Messrs. Blake and Carey and Ms. Tomé were based on overall Company performance. For the other named executive officers, payouts were based upon the level of achievement of the portion or subset of the corporate financial performance goals that corresponds to the portion of the Company’s annual business plan for which they were accountable. The specific performance levels that correspond to specific portions of the Company’s annual business plan are not critical to an understanding of the Company’s compensation program, and we do not believe disclosure of this information would be meaningful to shareholders since it would not be apparent how this information correlates to our consolidated financial statements.

For Fiscal 2010, the LDC Committee also selected the following strategic performance goals for the Company:

•

Build and operate, by the end of Fiscal 2010, Rapid Deployment Centers, or RDCs, that service 100% of our continental U.S. stores and service 41% or more of annualized cost of goods sold at those stores;

•	Increase our voice of the customer “net promoter” score year over year;
•	Increase homedepot.com site traffic at a greater rate than an index of our market competitors, while maintaining or increasing year over year order conversion rate; and
•	Increase overall U.S. market share as measured by the U.S. Census Bureau North American Industry Classification System, or NAICS, 444 industry classification.

The strategic performance goals were determined by the LDC Committee with input from the CEO and the EVP-HR to reflect four of the Company’s pre-established strategic initiatives for Fiscal 2010. Each goal is equally weighted. Specific, measurable success criteria were set at the beginning of the year for each of the goals. The LDC Committee expected that these goals would be achievable with strong execution, but not automatically achieved. Achievement of the specified criteria for each strategic performance goal was required for any payout with regard to that goal, with no partial payment for incremental performance. For Fiscal 2011, the LDC Committee discontinued the use of strategic performance goals and will solely use financial performance goals for the MIP. Focusing solely on financial metrics will more directly align MIP goals with shareholder value creation and achievement of the Company’s business plan.

¡	MIP Results: For Fiscal 2010, sales were $68.00 billion, operating profit was $5.84 billion and inventory turns were 4.13 times, exceeding the target level for each of the Company’s financial performance goals. The Company also satisfied all of the criteria relating to the strategic performance goals, except for the market share goal. Based on performance in Fiscal 2010 against the financial performance goals and strategic performance goals, the following were the target and actual MIP awards for Fiscal 2010 for each of the named executive officers:

Name	At Target Performance		At Actual Performance
	% of Base Salary	Dollar Amount	% of Base Salary	Dollar Amount
Francis S. Blake	200%	$2,132,000	202%	$2,154,453
Carol B. Tomé	125%	$1,168,750	126%	$1,181,059
Craig A. Menear	100%	$702,000	98%	$688,472
Marvin R. Ellison	100%	$650,000	98%	$637,474
Matthew A. Carey	100%	$615,000	101%	$621,477

EXECUTIVE COMPENSATION

•	Long-Term Incentives. Our long-term incentives for Fiscal 2010 consisted of:

•	Performance shares;
•	Stock options; and
•	Performance-based restricted stock.

For Fiscal 2010, we awarded the named executive officers annual long-term incentives consisting of performance shares (25%), stock options (37.5%) and performance-based restricted stock (37.5%). The LDC Committee believed that this mix of equity components provided an appropriate balance of mid- and long-term performance measures and retention incentive, without promoting excessive risk-taking. For Fiscal 2010, the LDC Committee increased the percentage of performance shares in the mix consistent with its focus on pay for performance and alignment with longer-term shareholder interests. The total value of awards granted was determined by the LDC Committee after considering the value of equity grants of officers with similar responsibilities at peer group companies described under “Benchmarking” in the “Compensation Determination Process” section above and individual performance relating to financial management, leadership, talent management and operational effectiveness, as well as retention risk. For Fiscal 2010, the annual equity award for the CEO at the target level was 657% of base salary. For the other named executive officers, the target equity value ranged from 244% to 323% of base salary.

¡	Performance Shares: The Fiscal 2010-2012 performance share award provides for the grant of shares of our common stock at the end of a three-year period based on the achievement of average ROIC and operating profit goals over that period, as follows (dollars in billions):

Fiscal 2010-2012 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	9.8%	12.2%	14.6%
Three-Year Average Operating Profit	$4.99	$6.24	$7.49
Payout as a Percent of Target	25%	100%	200%

For results between these levels, the number of shares is determined by interpolation. There is no payout for results below the threshold level. Each performance measure is equally weighted. The pre-established definition of operating profit provides for adjustments for the impact of acquisitions or dispositions of businesses with annualized sales of $1 billion or more and non-recurring charges and write-offs exceeding $50 million in the aggregate in any one fiscal year for specified types of strategic transactions. The pre-established definition of ROIC (a measure of after-tax operating income over the average of beginning and ending equity and long-term debt for the fiscal year) provides for adjustments for share repurchase activity, dividend increases above a specified level and the impact of acquisitions or dispositions of businesses with annualized sales of $1 billion or more. Dividends accrue on the performance share awards and will be paid upon the payout of the award (as reinvested shares) based on the actual number of shares earned.

In Fiscal 2009, the LDC Committee granted the Fiscal 2009-2011 performance share award, which is structured like the Fiscal 2010-2012 award and provides for the grant of shares of our common stock at the end of a three-year period based on the achievement of average ROIC and operating profit goals over that period, as follows (dollars in billions):

Fiscal 2009-2011 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	9.7%	12.1%	14.5%
Three-Year Average Operating Profit	$ 4.29	$ 5.36	$ 6.44
Payout as a Percent of Target	25%	100%	200%

Operating profit and ROIC are defined in the same manner as under the Fiscal 2010-2012 award, except that ROIC for the Fiscal 2009-2011 award is not adjusted for share repurchase activity or dividend increases. Dividends accrue on the performance share awards and will be paid upon the payout of the award (as reinvested shares) based on the actual number of shares earned.

EXECUTIVE COMPENSATION

In the fiscal year ended February 1, 2009 (“Fiscal 2008”), the LDC Committee granted the Fiscal 2008-2010 performance share award, which was based on our relative Total Shareholder Return (“TSR”) ranking compared to the TSR of the individual companies included in the S&P 500® over the three-year period. The award provided that named executive officers would receive 50% of the award if we ranked at the 40th percentile, 100% of the award if we ranked at the 50th percentile, and 300% of the award if we ranked at the 100th percentile. For results between these percentile rankings, payment was determined by interpolation. There would have been no payout for a ranking below the 40th percentile. Dividends accrued on the performance share awards and were paid upon the payout of the award (as reinvested shares) based upon the actual number of shares earned.

From the date of grant of the performance share award to the end of the performance period, the Company’s stock price increased 37%. At the end of the performance period, our TSR ranked at the 84th percentile compared to the other companies in the S&P 500®, as a result of which the named executive officers earned 236% of the award. Consequently, the named executive officers earned the following shares under the award, which include reinvested accrued dividends:

Name	Value at Date of Grant(1) (3/19/2008)	Shares Earned at End of Performance Period	Value at End of Performance Period(2) (1/30/2011)
Francis S. Blake	$3,887,475	250,007	$9,175,257
Carol B. Tomé	$1,046,613	67,308	$2,470,204
Craig A. Menear	$687,763	44,230	$1,623,241
Marvin R. Ellison	$373,779	24,038	$882,195
Matthew A. Carey(3)	—	—	—

(1)	Reflects the grant date fair value.

(2)	Reflects the value based upon the closing stock price of $36.70 on January 28, 2011.

(3)	Mr. Carey was not granted a performance share award for the Fiscal 2008-2010 performance period because he commenced employment after these awards were granted.

¡	Stock Options: In Fiscal 2010, we granted stock options with an exercise price equal to the fair market value of our stock on the date of grant. Options vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date. Option re-pricing is expressly prohibited by our 2005 Omnibus Stock Incentive Plan (the “2005 Omnibus Plan”) without shareholder approval.

¡	Performance-Based Restricted Stock: To better align compensation with performance, in Fiscal 2010 the LDC Committee again added a performance-based feature to our restricted stock awards, making them forfeitable if operating profit had been less than 80% of the MIP target for Fiscal 2010. The performance target was met at the end of Fiscal 2010. As a result, the restricted stock will vest 50% on each of the 30 and 60 month anniversaries of the grant date.

•	Deferred Compensation Plans. In addition to the FutureBuilder 401(k) Plan (a broad-based tax-qualified plan), we have two nonqualified deferred compensation plans for our executives:

¡	The Deferred Compensation Plan for Officers (solely funded by the individuals who participate in the plan); and

¡	The FutureBuilder Restoration Plan (“Restoration Plan”), which provides a Company matching contribution equal to 3.5% of the amount of salary and annual cash incentive earned by an executive in excess of the IRS limits for tax-qualified plans.

The plans are designed to permit participants to accumulate income for retirement and other personal financial goals. The Deferred Compensation Plan for Officers and the Restoration Plan are described in the notes to the Nonqualified Deferred Compensation table on page 52. Deferred compensation arrangements are common executive programs, and we believe that these arrangements help us in the recruitment and retention of executive talent; however, we do not view non-qualified deferred

EXECUTIVE COMPENSATION

compensation as a significant element of our compensation programs. None of these plans provides above-market or preferential returns.

•

Perquisites.    We do not view perquisites as a significant element of our compensation program. However, we believe they are important and effective for attracting and retaining executive talent. We do not provide tax reimbursements, or “gross-ups,” on perquisites.

¡	Our named executive officers participate in the Supplemental Executive Choice Program (“SECP”), which for Fiscal 2010 provided an allowance of $125,000 on a calendar year basis for the CEO and $85,000 for EVPs. Each executive can use his or her allowance to pay for financial planning services, medical services or expenses, car and related expenses, life and disability insurance, excess personal liability coverage, and coverage under a retiree health savings plan, up to a maximum of $25,000 for any one category.

¡	Our named executive officers participate in a death benefit program, under which they are entitled to a $400,000 benefit upon death if they are employed by the Company at that time. In addition, the benefit is continued for life for executive officers with ten years of service with the Company. Currently, Ms. Tomé and Mr. Menear are the only named executive officers entitled to lifetime death benefit coverage. In Fiscal 2009, we determined not to provide this benefit to any new executive officers.

¡	We have requested that Mr. Blake travel by Company aircraft for security purposes, including travel for personal reasons, and we also make the use of Company aircraft available to other named executive officers on a more limited basis.

•

Other Benefits.    Our named executive officers have the option to participate in various employee benefit programs, including medical, dental and life insurance benefits and our savings plans. These benefit programs are generally available to all associates. We also provide all associates, including our named executive officers, with the opportunity to purchase our common stock through payroll deductions at a 15% discount through our Employee Stock Purchase Plan (the “ESPP”), a nondiscriminatory, tax-qualified plan.

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking. We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk-taking, including the following:

•

Annual Risk Assessment.    As discussed above under “Mitigating Compensation Risk” on page 34, our LDC Committee undertakes an annual review and risk assessment of our compensation policies and practices for all associates.

•

Compensation Recoupment Policy.    If the Board determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an executive officer was based on any financial results or operating metrics that were achieved as a result of that officer’s knowing or intentional fraudulent or illegal conduct, we will seek to recover from the officer such compensation (in whole or in part) as we deem appropriate under the circumstances and as permitted by law. In determining whether to recover a payment, the Board will take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice our interests in any related proceeding or investigation.

EXECUTIVE COMPENSATION

•

Stock Ownership and Retention Guidelines.    Our Executive Stock Ownership and Retention Guidelines require executive officers to hold shares of common stock with a value equal to the specified multiples of base salary indicated below. This program assists in focusing executives on long-term success and shareholder value.

Title	Multiple of Annual Base Salary
CEO	6x
EVPs	4x
Other Executive Officers	3x

Shares owned outright, restricted stock and shares acquired pursuant to the ESPP, the FutureBuilder 401(k) Plan and the Restoration Plan are counted towards this requirement. Unearned performance shares are not counted toward this requirement. Newly hired and promoted executives have four years to satisfy the requirements.

In addition, for four years beginning June 10, 2008, any executive officer who acquires Company shares via the exercise of options granted after that date must retain one-third of the net shares acquired, after taking into account the sale of shares to pay taxes and the option exercise price, for at least 12 months or such earlier time as the individual ceases to be an executive officer of the Company.

As of April 4, 2011, all of our named executive officers complied with the stock ownership and retention guidelines.

Equity Grant Procedures

Company-wide equity grants, including equity grants to named executive officers, are awarded annually effective as of the date of the March meeting of the LDC Committee, which is generally scheduled at least a year in advance. Throughout the year, equity awards are made to new hires, promoted employees, and, in rare circumstances, as a reward for exceptional performance. In all cases, the effective grant date for these mid-year awards is the date of the next regularly scheduled quarterly LDC meeting. The exercise price of each of our stock option grants is the market closing price on the effective grant date.

Severance and Change in Control Arrangements

We do not have a severance arrangement with our CEO. We do, however, have limited severance arrangements with Ms. Tomé and Mr. Carey. When Ms. Tomé’s employment arrangement was adopted in 2001, the severance provisions reflected the terms provided to our other executives at that time and were consistent with the terms provided in the competitive market for executive talent. Mr. Carey’s employment arrangement, entered into in connection with his hire in September 2008, contains limited severance provisions which will expire on September 8, 2011. These severance arrangements are discussed below under “Potential Payments to the Named Executive Officers Upon Termination or Change in Control – Termination Without Cause or For Good Reason” on page 53.

We do not have any change-in-control agreements with our executives. However, equity awards made to all salaried associates, including the named executive officers, provide for accelerated vesting on a change in control. This type of vesting is an effective means to retain associates through completion of a value-creating transaction, especially for more senior executives for whom equity represents a significant portion of total compensation. In the event the value of such accelerated vesting constitutes an “excess parachute payment,” the executive would be subject to a 20% excise tax on such amount, and the amount would not be tax deductible by the Company.

Tax Deductibility Considerations

It is our policy generally to qualify compensation paid to named executive officers for deductibility under Internal Revenue Code Section 162(m). Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the three other most highly compensated executive officers of a public company, other than the chief financial officer. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our 2005 Omnibus Plan, and the stock options, performance-based restricted stock, and performance shares made under this plan, as well as the annual cash incentive award under the MIP, are structured to permit such awards to qualify as performance-based compensation to maximize the tax deductibility of these awards.

EXECUTIVE COMPENSATION

The following table sets forth the compensation during the last three fiscal years paid to or earned by the Company’s (1) CEO, (2) CFO and (3) the three other most highly compensated executive officers who were serving as executive officers as of the end of Fiscal 2010 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1) (2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)(5)	Total ($)
Francis S. Blake	2010	1,056,538	—	4,374,997	2,624,996	2,154,453	—	241,687	10,452,671
Chief Executive Officer & Chairman	2009	1,025,000	—	3,928,652	2,599,997	2,107,730	—	266,194	9,927,573
	2008	1,013,461	—	3,932,162	3,899,997	—	—	443,605	9,289,225

Carol B. Tomé	2010	929,231	—	1,874,980	1,124,998	1,181,059	—	243,246	5,353,514
Chief Financial Officer & Executive Vice President – Corporate Services	2009	910,000	—	1,787,778	1,159,995	1,169,533	—	214,861	5,242,167
	2008	901,923	—	2,448,232	1,400,000	666,346	—	224,899	5,641,400

Craig A. Menear	2010	695,769	—	1,312,451	787,499	688,472	—	137,852	3,662,043
Executive Vice President – Merchandising	2009	675,000	—	1,171,463	759,998	692,076	—	123,945	3,422,482
	2008	663,461	—	1,624,438	1,419,994	441,044	—	210,579	4,359,516

Marvin R. Ellison	2010	644,231	—	1,312,451	787,499	637,474	—	106,186	3,487,841
Executive Vice President – U.S. Stores	2009	625,000	—	1,162,622	759,998	640,811	—	106,277	3,294,707
	2008	563,461	—	1,142,682	999,994	383,214	—	133,736	3,223,087

Matthew A. Carey	2010	611,538	—	937,474	562,499	621,477	—	125,948	2,858,936
Executive Vice President & Chief Information Officer

(1)

Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in Fiscal 2010, Fiscal 2009 and Fiscal 2008 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The assumptions made in the valuation of the awards are set forth in Note 1 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K as filed with the SEC on March 24, 2011 (the “2010 Form 10-K”). The valuation of restricted stock awards is based on the closing stock price on the grant date. There were no equity award forfeitures by the named executive officers during Fiscal 2010.

EXECUTIVE COMPENSATION

(2)

Amounts reflect the grant date fair value of performance share and restricted stock awards granted to named executive officers during Fiscal 2010, Fiscal 2009 and Fiscal 2008, plus the value of share equivalents under the Restoration Plan in Fiscal 2009 and 2008, as set forth in the table below. There are no contributions to the Restoration Plan in Fiscal 2010 because the January 31, 2011 allocation date fell within Fiscal 2011.

Name	Grant Date Fair Value for Performance Shares ($)			Grant Date Fair Value for Restricted Shares ($)			Value of Share Equivalents Under Restoration Plan ($)
	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2010	Fiscal 2009	Fiscal 2008

Francis S. Blake	1,749,999	1,299,978	3,887,475	2,624,998	2,599,980	—	—	28,693	44,686

Carol B. Tomé	749,986	579,998	1,046,613	1,124,995	1,159,996	1,399,974	—	47,784	1,645

Craig A. Menear	524,974	379,999	687,763	787,477	759,999	919,995	—	31,465	16,681

Marvin R. Ellison	524,974	379,999	373,779	787,477	759,999	749,958	—	22,624	18,945

Matthew A. Carey	374,977	N/A	N/A	562,497	N/A	N/A	—	N/A	N/A

The grant date fair value of the performance shares reflected in the table above is computed based upon the probable outcome of the performance goals as of the grant date, in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For all performance-based awards other than the performance shares granted in Fiscal 2010 and Fiscal 2009, this value is the same as the value calculated assuming the maximum level of performance under the awards. The value of the performance share awards granted in Fiscal 2010 and Fiscal 2009 as of the grant date, assuming that the maximum level of the performance goals will be achieved, is as follows for each of the named executive officers:

	Value of Performance Shares Assuming Maximum Performance ($)
Name	Fiscal 2010	Fiscal 2009

Francis S. Blake	3,499,997	2,599,957

Carol B. Tomé	1,499,971	1,159,996

Craig A. Menear	1,049,948	759,999

Marvin R. Ellison	1,049,948	759,999

Matthew A. Carey	749,953	N/A

(3)

Although Mr. Blake was awarded a Fiscal 2008 MIP payment of $1,200,888 based on the achievement of pre-established performance targets, he voluntarily waived it and did not accept this portion of his earned compensation.

(4)

Incremental cost of perquisites is based on actual cost to the Company. The incremental cost of personal use of Company aircraft is based on the average direct cost of use per hour, which includes fuel, maintenance, crew expense, landing and parking fees, engine restoration cost and any lost tax deduction in connection with personal use. Any applicable deadhead flights are allocated to the named executive officers. No incremental cost for personal use of the Company aircraft was attributed to a named executive officer where the plane was already traveling to the destination for business reasons. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries, depreciation, hangar rent and insurance.

EXECUTIVE COMPENSATION

(5)

The following table identifies the perquisites and other compensation for Fiscal 2010 that are required to be quantified by SEC rules. The SECP provides that participants may allocate their annual allowance to pay for financial planning services, medical services or expenses, car and related expenses, life and disability insurance, excess personal liability coverage, and coverage under the retiree health savings plan, with a maximum allocation of $25,000 for any one category. In Fiscal 2010, each of the named executive officers allocated a portion of his or her allowance to every category, except that Mr. Ellison did not select disability insurance. Because the SECP is a calendar year program, amounts received during the fiscal year may exceed the annual allowance amount due to the timing of payments. In addition, the Company made matching contributions to charitable organizations on behalf of each of the named executive officers, as shown below. Other perquisites for Fiscal 2010 were personal use of Company tickets to entertainment events, nominal gifts from an executive business conference, long-term disability and accidental death insurance and security for Mr. Blake.

Name	SECP ($)	Use of Airplane ($)	Matching Charitable Contributions ($)

Francis S. Blake	125,000	77,491	10,526

Carol B. Tomé	82,507	57,172	86,152

Craig A. Menear	85,000	N/A	31,000

Marvin R. Ellison	85,152	N/A	1,160

Matthew A. Carey	100,572	10,021	520

EXECUTIVE COMPENSATION

MATERIAL TERMS OF NAMED EXECUTIVE OFFICER EMPLOYMENT ARRANGEMENTS

This section describes employment arrangements in effect for the named executive officers during Fiscal 2010. All of these arrangements are “at-will” arrangements, with no set duration and consequently no renewal or extension provisions. The employment arrangements are all filed as exhibits to the 2010 Form 10-K. In addition to the specific provisions described below, each of the named executive officers is eligible to receive benefits available to all salaried associates and to participate in the Company’s executive officer programs, including the (a) death-benefit-only insurance program, (b) SECP, and (c) Restoration Plan. Any provisions in the arrangements regarding termination of employment are discussed below in the section entitled “Potential Payments to the Named Executive Officers Upon Termination or Change in Control” on page 53.

Francis S. Blake

The Company entered into an employment arrangement with Francis S. Blake, Chairman and CEO, dated January 23, 2007. Mr. Blake’s annual base salary for Fiscal 2010 was $1,066,000, subject to possible future adjustment pursuant to an annual salary review. Mr. Blake was eligible to receive a target MIP incentive award of up to 200% of base salary for Fiscal 2010, payout of which is based on achieving pre-established goals.

Pursuant to the arrangement, on February 22, 2007, Mr. Blake received an award of $2.5 million in performance shares, which expired without payout at the end of Fiscal 2009 because the performance goals were not met. Mr. Blake also received an award of $2.5 million in performance-vested options. The terms of these options are described below in footnote 2 to the “Outstanding Equity Awards at 2010 Fiscal Year-End” table on page 49.

The Company has requested that Mr. Blake travel by Company aircraft for security purposes. However, to the extent Mr. Blake or his family uses Company aircraft for personal reasons, the Company will not provide a tax gross-up for any imputed compensation.

Carol B. Tomé

The Company entered into an employment arrangement with Carol B. Tomé, CFO and Executive Vice President – Corporate Services, dated January 20, 2007. Ms. Tomé’s annual base salary for Fiscal 2010 was $935,000, subject to possible future adjustment pursuant to an annual salary review. Ms. Tomé was eligible to receive a target MIP incentive award of up to 125% of base salary for Fiscal 2010, payout of which is based on achieving pre-established goals.

Craig A. Menear

The Company entered into an employment arrangement with Craig A. Menear, Executive Vice President –Merchandising, dated April 25, 2007. Mr. Menear’s annual base salary for Fiscal 2010 was $702,000, subject to possible future adjustment pursuant to an annual salary review. Mr. Menear’s annual incentive target under the MIP for Fiscal 2010 was 100% of base salary, payout of which is based on achieving pre-established goals.

Pursuant to the arrangement, on May 24, 2007, Mr. Menear received a $125,000 restricted stock award that vests 100% on the fifth anniversary of the grant date, and a $125,000 stock option award that vests 25% on the second, third, fourth and fifth anniversaries of the grant date.

Marvin R. Ellison

The Company entered into an employment arrangement with Marvin R. Ellison, Executive Vice President – U.S. Stores, dated August 27, 2008. Mr. Ellison’s annual base salary for Fiscal 2010 was $650,000, subject to possible future adjustment pursuant to an annual salary review. Mr. Ellison’s annual incentive target under the MIP for Fiscal 2010 was 100% of base salary, payout of which is based on achieving pre-established goals.

Pursuant to the arrangement, on November 20, 2008, Mr. Ellison received a $250,000 restricted stock award that vests 50% on each of the 30th month and 60th month anniversaries of the grant date. He also received a $500,000 stock option award that vests 25% on each of the second, third, fourth and fifth anniversaries of the grant date.

Matthew A. Carey

The Company entered into an employment arrangement with Matthew A. Carey, Executive Vice President and CIO, dated August 22, 2008. Mr. Carey’s annual base salary for Fiscal 2010 was $615,000, subject to possible future adjustment pursuant to an annual salary review. Mr. Carey’s annual incentive target under the MIP for Fiscal 2010 was 100% of base salary, payout of which is based on achieving pre-established goals.

Pursuant to the arrangement, on November 20, 2008, Mr. Carey received a $4,000,000 restricted stock award that vests one-third on each anniversary of the grant date. He also received a $1,300,000 stock option award that vests 25% on each of the second, third, fourth and fifth anniversaries of the grant date.

These grants reflected both a sign-on grant of equity and partial recompense for significant equity that Mr. Carey forfeited when he left his prior employer. At the time that he entered into his employment arrangement with the Company in August 2008, Mr. Carey also received relocation benefits and a sign-on bonus of $614,000 to reimburse him for amounts he was required to repay his former employer upon termination of employment.

EXECUTIVE COMPENSATION

The following table sets forth the plan-based awards granted to named executive officers pursuant to Company plans during Fiscal 2010.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS(1)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date(3)	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Francis S. Blake
Performance Shares	3/24/2010	2/25/2010	—	—	—	6,768	54,146	108,292	—	—	—	1,749,999
Annual Stock Grant	3/24/2010	2/25/2010	—	—	—	—	81,219	—	—	—	—	2,624,998
Annual Option Grant	3/24/2010	2/25/2010	—	—	—	—	—	—	—	391,090	32.32	2,624,996
2010 MIP(2)	2/25/2010	2/25/2010	159,900	2,132,000	4,050,800	—	—	—	—	—	—	—

Carol B. Tomé
Performance Shares	3/24/2010	2/25/2010	—	—	—	2,900	23,205	46,410	—	—	—	749,986
Annual Stock Grant	3/24/2010	2/25/2010	—	—	—	—	34,808	—	—	—	—	1,124,995
Annual Option Grant	3/24/2010	2/25/2010	—	—	—	—	—	—	—	167,610	32.32	1,124,998
2010 MIP(2)	2/25/2010	2/25/2010	87,656	1,168,750	2,220,625	—	—	—	—	—	—	—

Craig A. Menear
Performance Shares	3/24/2010	2/25/2010	—	—	—	2,030	16,243	32,486	—	—	—	524,974
Annual Stock Grant	3/24/2010	2/25/2010	—	—	—	—	24,365	—	—	—	—	787,477
Annual Option Grant	3/24/2010	2/25/2010	—	—	—	—	—	—	—	117,327	32.32	787,499
2010 MIP(2)	2/25/2010	2/25/2010	52,650	702,000	1,333,800	—	—	—	—	—	—	—

Marvin R. Ellison
Performance Shares	3/24/2010	2/25/2010	—	—	—	2,030	16,243	32,486	—	—	—	524,974
Annual Stock Grant	3/24/2010	2/25/2010	—	—	—	—	24,365	—	—	—	—	787,477
Annual Option Grant	3/24/2010	2/25/2010	—	—	—	—	—	—	—	117,327	32.32	787,499
2010 MIP(2)	2/25/2010	2/25/2010	48,750	650,000	1,235,000	—	—	—	—	—	—	—

Matthew A. Carey
Performance Shares	3/24/2010	2/25/2010	—	—	—	1,450	11,602	23,204	—	—	—	374,977
Annual Stock Grant	3/24/2010	2/25/2010	—	—	—	—	17,404	—	—	—	—	562,497
Annual Option Grant	3/24/2010	2/25/2010	—	—	—	—	—	—	—	83,805	32.32	562,499
2010 MIP(2)	2/25/2010	2/25/2010	46,125	615,000	1,168,500	—	—	—	—	—	—	—

(1)	All awards were granted under the 2005 Omnibus Plan, other than MIP awards, which were granted under the MIP.

(2)

The Fiscal 2010 MIP is based 70% on pre-established financial performance goals and 30% on pre-established strategic performance goals as described in the Compensation Discussion and Analysis. The amount in the “Threshold” column for the 2010 MIP reflects the minimum possible payout based upon assumed achievement of one of the strategic performance goals, as discussed below under “Terms of Plan-Based Awards Granted to the Named Executive Officers for Fiscal 2010 – 2010 MIP”.

(3)	See discussion under “Equity Grant Procedures” in the Compensation Discussion and Analysis above.

(4)

Amounts represent the grant date fair value of awards granted in Fiscal 2010 computed in accordance with the FASB ASC Topic 718. The assumptions made in the valuation of the awards are set forth in Note 1 to the Company’s consolidated financial statements as filed with the SEC in the 2010 Form 10-K. The valuation of restricted stock awards is based on the closing stock price on the grant date. There were no equity award forfeitures by the named executive officers during Fiscal 2010.

EXECUTIVE COMPENSATION

TERMS OF PLAN-BASED AWARDS GRANTED TO THE NAMED EXECUTIVE OFFICERS FOR FISCAL 2010

The LDC Committee approved the annual grants of performance shares, performance-based restricted stock and stock options under the 2005 Omnibus Plan for the named executive officers shown above for Fiscal 2010. Mr. Blake’s awards were approved by the independent members of the Board.

Performance Shares.    For Fiscal 2010, 25% of the equity compensation provided to named executive officers was in the form of performance shares. The terms and conditions of the awards are described under “Long-Term Incentives” in the Compensation Discussion and Analysis above. In the event of death, disability or retirement at or after age 60 with at least five years of continuous service (“retirement”), the executive or his or her estate will be entitled to receive any performance shares earned, and a pro rata portion of any shares earned in the event of death or disability before retirement. Because Mr. Blake has reached age 60 and has more than five years of service, he is “retirement eligible,” and his performance share award is non-forfeitable, although payout is based on achievement of the performance goals. Upon a change in control, the executive would be entitled to a pro rata portion of performance shares based on actual performance for the portion of the performance period before a change in control, plus a pro rata portion of the target performance shares for the portion of the performance period after a change in control. Dividends accrue on performance share awards and are paid upon the payout of the award based on the actual number of shares earned.

Annual Stock Grants.    For Fiscal 2010, 37.5% of the equity compensation provided to named executive officers was in the form of performance-based restricted stock, which was forfeitable if operating profit was less than 80% of the MIP target for Fiscal 2010. If the performance target is met, as it was for Fiscal 2010, the awards are then subject to time-based vesting. The annual restricted stock grants vest 50% on each of the 30th month and 60th month anniversaries of the grant date, subject to continued employment through the vesting date, or, if sooner, upon change in control or termination due to death or disability. In addition, if the performance condition is met, the restricted stock becomes non-forfeitable once the executive reaches retirement eligibility, but is not transferable before the time-based vesting dates. Mr. Blake’s award became non-forfeitable when the performance condition was met for Fiscal 2010 because he was retirement eligible at that time. Dividends are paid on the restricted stock granted during Fiscal 2010 at the same rate and time that dividends are paid to all shareholders. For future grants of performance-based restricted stock, dividends will be accrued and not paid out to executive officers unless and until the performance goal is met.

Annual Stock Option Grants.    For Fiscal 2010, 37.5% of the equity compensation provided to named executive officers was in the form of non-qualified stock options. The stock option awards vest 25% per year on the second, third, fourth and fifth anniversaries of the grant date, or, if sooner, on termination due to death, disability or upon a change in control. In addition, the stock option awards become non-forfeitable once the executive becomes retirement eligible, but are not exercisable before the time-based vesting dates. Generally, stock options may be exercised, once vested, over the remainder of the ten-year option term. Mr. Blake’s option award is non-forfeitable because he is retirement eligible, but is not exercisable until the time-based vesting dates.

2010 MIP.    The Fiscal 2010 MIP, the Company’s annual cash-based incentive plan, was comprised of pre-established financial performance goals (70%) and pre-established specific, measurable strategic performance goals (30%). The pre-established definitions of the sales and operating profit goals under the financial portion of the Fiscal 2010 plan provided for adjustments for the impact of acquisitions or dispositions of businesses with annualized sales of $1 billion or more and, for operating profit, nonrecurring charges and write-offs in Fiscal 2010 exceeding $50 million in the aggregate for specified types of strategic restructuring transactions. The LDC Committee adopted these definitions for plan purposes because these strategic decisions support the long-term best interests of the Company and therefore should not adversely affect incentive opportunities. For Fiscal 2010, there were no adjustments to sales or operating profit under the MIP.

EXECUTIVE COMPENSATION

The Committee approved threshold, target and maximum payout levels for Fiscal 2010 for the named executive officers under the MIP. The threshold, target and maximum potential payouts under the MIP for the named executive officers reflect the following percentages of base salary at the end of the Fiscal 2010:

	Percentage of Base Salary
Name	Threshold	Target	Maximum
Francis S. Blake	15.0%	200%	380.0%
Carol B. Tomé	9.4%	125%	237.5%
Craig A. Menear	7.5%	100%	190.0%
Marvin R. Ellison	7.5%	100%	190.0%
Matthew A. Carey	7.5%	100%	190.0%

The threshold percentage reflects the minimum possible payout based upon assumed achievement of one of the strategic performance goals, which represents the minimum potential MIP payout for Fiscal 2010. The actual amounts earned based on achievement of Fiscal 2010 MIP financial and strategic performance goals are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

EXECUTIVE COMPENSATION

The following table sets forth information regarding outstanding equity awards as of the end of Fiscal 2010 granted to the named executive officers.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	Price	Date	(#)		($)	(#)		($)
Francis S. Blake	350,000	—	—	46.96	4/28/2012	35,000	(3)	1,284,500	250,007	(5)	9,175,257
	70,000	—	—	24.55	3/18/2013	30,000	(3)	1,101,000	58,966	(5)	2,164,052
	50,000	—	—	36.50	3/16/2014	20,000	(3)	734,000	55,346	(5)	2,031,198
	63,000	—	—	37.70	3/22/2015	25,000	(3)	917,500	—		—
	—	—	222,816(2)	41.18	2/22/2017	37,500	(3)	1,376,250	—		—
	148,764	446,292(1)	—	26.84	3/18/2018	29,350	(3)(4)	1,077,145	—		—
	—	388,930(1)	—	23.28	3/24/2019	12,500	(3)	458,750	—		—
	—	391,090(1)	—	32.32	3/23/2020	15,220	(3)(4)	558,574	—		—
	—	—	—	—	—	64,273	(3)	2,358,819	—		—
	—	—	—	—	—	81,219	(3)	2,980,737	—		—
Carol B. Tomé	60,000	—	—	40.00	2/21/2011	6,000	(7)	220,200	67,308	(5)	2,470,204
	100,000	—	—	49.99	5/29/2011	6,000	(7)	220,200	26,308	(5)	965,504
	50,000	—	—	36.69	9/17/2011	6,000	(7)	220,200	23,719	(5)	870,487
	100,000	—	—	46.96	4/28/2012	30,000	(7)	1,101,000	—		—
	70,000	—	—	24.55	3/18/2013	25,000	(7)	917,500	—		—
	50,000	—	—	36.50	3/16/2014	25,000	(7)	917,500	—		—
	65,000	—	—	37.70	3/22/2015	37,500	(7)	1,376,250	—		—
	41,429	41,430(6)	—	38.74	3/20/2017	51,000	(7)	1,871,700	—		—
	53,402	160,208(6)	—	26.84	3/18/2018	30,000	(7)	1,101,000	—		—
	—	173,522(6)	—	23.28	3/24/2019	26,448	(7)	970,642	—		—
	—	167,610(6)	—	32.32	3/23/2020	45,172	(7)	1,657,812	—		—
	—	—	—	—	—	26,080	(7)	957,136	—		—
	—	—	—	—	—	49,828	(7)	1,828,688	—		—
	—	—	—	—	—	34,808	(7)	1,277,454	—		—
Craig A. Menear	16,000	—	—	40.00	2/21/2011	2,500	(9)	91,750	44,230	(5)	1,623,241
	7,500	—	—	49.89	8/15/2011	7,500	(9)	275,250	17,236	(5)	632,561
	15,000	—	—	46.96	4/28/2012	17,150	(9)	629,405	16,603	(5)	609,330
	11,250	—	—	33.86	8/21/2012	5,000	(9)	183,500	—		—
	7,000	—	—	24.55	3/18/2013	13,224	(9)	485,321	—		—
	18,750	—	—	32.76	8/20/2013	18,779	(9)	689,189	—		—
	27,500	—	—	36.50	3/16/2014	3,209	(9)	117,770	—		—
	19,550	—	—	37.70	3/22/2015	17,139	(9)	629,001	—		—
	17,223	17,223(8)	—	38.74	3/20/2017	32,646	(9)	1,198,108	—		—
	5,890	5,891(8)	—	38.95	5/23/2017	24,365	(9)	894,196	—		—
	35,093	105,279(8)	—	26.84	3/18/2018	—		—	—		—
	22,665	67,996(8)	—	18.52	11/19/2018	—		—	—		—
	—	113,687(8)	—	23.28	3/24/2019	—		—	—		—
	—	117,327(8)	—	32.32	3/23/2020	—		—	—		—
Marvin R. Ellison	15,000	—	—	33.86	8/21/2012	2,500	(11)	91,750	24,038	(5)	882,195
	14,000	—	—	24.55	3/18/2013	6,000	(11)	220,200	17,236	(5)	632,561
	20,000	—	—	36.50	3/16/2014	19,000	(11)	697,300	16,603	(5)	609,330
	14,200	—	—	37.70	3/22/2015	22,500	(11)	825,750	—		—
	15,000	—	—	42.51	11/16/2015	5,000	(11)	183,500	—		—
	14,915	14,915(10)	—	38.74	3/20/2017	16,262	(11)	596,815	—		—
	19,072	57,217(10)	—	26.84	3/18/2018	26,742	(11)	981,431	—		—
	22,665	67,996(10)	—	18.52	11/19/2018	9,314	(11)	341,824	—		—
	—	113,687(10)	—	23.28	3/24/2019	13,498	(11)	495,377	—		—
	—	117,327(10)	—	32.32	3/23/2020	32,646	(11)	1,198,108	—		—
	—	—	—	—	—	24,365	(11)	894,196	—		—
Matthew A. Carey	58,930	176,790(12)	—	18.52	11/19/2018	72,009	(13)	2,642,730	—		—
	—	83,769(12)	—	23.28	3/24/2019	24,054	(13)	882,782	12,700	(5)	466,090
	—	83,805(12)	—	32.32	3/23/2020	17,404	(13)	638,727	11,859	(5)	435,225

EXECUTIVE COMPENSATION

(1)

Mr. Blake’s unexercisable options vest as follows: (a) 595,056 became nonforfeitable on July 30, 2009 but are only exercisable in tranches of 148,764 on each of March 19, 2011, 2012 and 2013, (b) 388,930 became nonforfeitable on July 30, 2009 but are only exercisable in tranches of 97,232 on each of March 25, 2011 and 2013 and 97,233 on each of March 25, 2012 and 2014 and (c) 391,090 became nonforfeitable on March 24, 2010 but are only exercisable in tranches of 97,772 on each of March 24, 2012 and 2014 and 97,773 on each of March 24, 2013 and 2015.

(2)

On February 22, 2007, Mr. Blake received an award of $2.5 million in performance-vested options. Mr. Blake’s performance-vested options will vest only if the Company’s stock price increases 25% over the $41.18 grant price and will be forfeited if this increase is not achieved by February 22, 2012. In the event of Mr. Blake’s death, disability or retirement, the stock options will continue to vest and, if vested by February 22, 2012, may be exercised through February 22, 2017. The performance-vested options had no intrinsic value based on the closing stock price on January 30, 2011.

(3)

Mr. Blake’s restricted stock vests as follows: (a) 29,350 on March 20, 2011, (b) 135,000 on July 30, 2011, (c) 12,500 on August 18, 2011, (d) 32,137 on September 25, 2011 and 32,136 on March 25, 2014 (which shares became nonforfeitable and are reflected net of withholding tax obligations incurred when the performance condition on the shares was satisfied on the date the 2009 Form 10-K was filed, but which remain restricted until the time-based vesting dates are reached), (e) 15,220 on November 16, 2011, (f) 12,500 on March 20, 2012 and (g) 40,609 on September 24, 2012 and 40,610 on March 24, 2015.

(4)

Amounts shown reflect Mr. Blake’s outstanding restricted stock awards net of shares withheld to pay taxes on grants that became nonforfeitable on July 30, 2009; the remaining shares continue to be restricted until the time-based vesting dates are reached.

(5)

The named executive officers’ performance share awards vest upon certification of earned amounts by the LDC Committee following the completion of the three-year performance periods ending January 30, 2011, January 29, 2012 and February 3, 2013. The vesting for the first award is based upon the Company’s relative TSR ranking compared to the TSR ranking of the individual companies included in the S&P 500®, with a threshold payout of 50% of the award at the 40th percentile, target payout of 100% at the 50th percentile and maximum payout of 300% at the 100th percentile. The vesting for the second and third awards is based on achievement of pre-established average ROIC and operating profit goals, as described above in the Compensation Discussion and Analysis under “Long-Term Incentives—Performance Shares.” The performance share awards vest sooner in the event of a change in control of the Company. The number of shares vesting upon a change in control is determined based on actual results achieved through the date of the change in control, prorated based on the number of days in the performance period before the change in control, plus the target award amount, prorated based on the number of days in the performance period after the change in control. Dividends accrue on the performance shares and will be paid upon the payout of the award based on the actual number of shares earned. For the Fiscal 2008-2010 award, the shares reported are the actual amount earned based on the performance level met as of January 30, 2011, as certified by the LDC Committee on February 24, 2011, and include dividend equivalents accrued on the award. Mr. Carey did not receive a performance share award for the Fiscal 2008-2010 performance period because he commenced employment after these awards were granted. For the Fiscal 2009-2011 award and the Fiscal 2010-2012 award, the reported number of shares assumes achievement of the target level of performance, respectively, in each case based on actual performance through the end of Fiscal 2010, and include dividend equivalents accrued through January 30, 2011 based on the assumed level of performance. The reported value of the performance share awards is based on the closing stock price on January 28, 2011.

(6)	Ms. Tomé’s unexercisable options vest as follows: (a) 20,715 on each of March 21, 2011 and 2012, (b) 53,402 on March 19, 2012 and 53,403 each of on March 19, 2011 and 2013, (c) 43,380 on each of

EXECUTIVE COMPENSATION

March 25, 2011 and 2013 and 43,381 on each of March 25, 2012 and 2014 and (d) 41,902 on each of March 24, 2012 and 2014 and 41,903 on each of March 24, 2013 and 2015.

(7)

Ms. Tomé’s restricted stock vests as follows: (a) 51,000 on March 20, 2011, (b) 12,500 on August 18, 2011, (c) 24,914 on September 25, 2011, (d) 26,448 on November 16, 2011, (e) 10,000 on March 20, 2012, (f) 45,172 on March 21, 2012, (g) 17,404 on September 24, 2012, (h) 26,080 on March 19, 2013, (i) 24,914 on March 25, 2014, (j) 17,404 on March 24, 2015, (k) 20,000 on March 20, 2016 and (l) 123,000 on January 8, 2019.

(8)

Mr. Menear’s unexercisable options vest as follows: (a) 8,611 on March 21, 2011 and 8,612 on March 21, 2012, (b) 2,945 on May 24, 2011 and 2,946 on May 24, 2012, (c) 35,093 on each of March 19, 2011, 2012 and 2013, (d) 22,665 on each of November 20, 2011 and 2012 and 22,666 on November 20, 2013, (e) 28,421 on March 25, 2011 and 28,422 on each of March 25, 2012, 2013 and 2014 and (f) 29,331 on March 24, 2012 and 29,332 on each of March 24, 2013, 2014 and 2015.

(9)

Mr. Menear’s restricted stock vests as follows: (a) 17,150 on March 20, 2011, (b) 2,500 on August 18, 2011, (c) 5,000 on August 24, 2011, (d) 16,323 on September 25, 2011, (e) 13,224 on November 16, 2011, (f) 18,779 on March 21, 2012, (g) 3,209 on May 24, 2012, (h) 12,182 on September 24, 2012, (i) 17,139 on March 19, 2013, (j) 16,323 on March 25, 2014, (k) 12,183 on March 24, 2015 and (l) 7,500 on August 2, 2019.

(10)

Mr. Ellison’s unexercisable options vest as follows: (a) 7,457 on March 21, 2011 and 7,458 on March 21, 2012, (b) 19,072 on each of March 19, 2011 and 2012 and 19,073 on March 19, 2013, (c) 22,665 on each of November 20, 2011 and 2012 and 22,666 on November 20, 2013, (d) 28,421 on March 25, 2011 and 28,422 on each of March 25, 2012, 2013 and 2014 and (e) 29,331 on March 24, 2012 and 29,332 on each of March 24, 2013, 2014 and 2015.

(11)

Mr. Ellison’s restricted stock vests as follows: (a) 19,000 on March 20, 2011, (b) 6,749 on May 20, 2011, (c) 2,000 on August 18, 2011, (d) 5,000 on August 24, 2011, (e) 16,323 on September 25, 2011 (f) 7,500 on March 20, 2012 (g) 16,262 on March 21, 2012, (h) 12,182 on September 24, 2012, (i) 26,742 on November 15, 2012, (j) 9,314 on March 19, 2013, (k) 6,749 on November 20, 2013, (l) 16,323 on March 25, 2014, (m) 12,183 on March 24, 2015, (n) 15,000 on March 20, 2016 and (o) 6,500 on February 6, 2027.

(12)

Mr. Carey’s unexercisable options vest as follows: (a) 20,942 on each of March 25, 2011, 2012 and 2013 and 20,943 on March 25, 2014, (b) 58,930 on each of November 20, 2011, 2012 and 2013 and (c) 20,951 on each of March 24, 2012, 2013 and 2014 and 20,952 on March 24, 2015.

(13)

Mr. Carey’s restricted stock vests as follows: (a) 12,027 on September 25, 2011, (b) 72,009 on November 20, 2011, (c) 8,702 on September 24, 2012, (d) 12,027 on March 25, 2014 and (e) 8,702 on March 24, 2015.

EXECUTIVE COMPENSATION

The following table sets forth the shares of restricted stock that vested for the named executive officers during Fiscal 2010. No options were exercised by the named executive officers during Fiscal 2010.

STOCK VESTED IN FISCAL 2010

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized On Vesting
Name	(#)	($)

Francis S. Blake	73,146(1)	2,217,251

Carol B. Tomé	62,580	1,920,713

Craig A. Menear	25,638	784,725

Marvin R. Ellison	20,814	639,679

Matthew A. Carey	71,987	2,247,434

(1)

Includes 47,410 shares withheld to pay taxes on a performance-based restricted stock grant that became nonforfeitable on March 25, 2010. The remaining shares under this grant continue to be restricted until the time-based vesting dates are reached.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the participation of the named executive officers in the Company’s nonqualified deferred compensation plans for Fiscal 2010.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010
	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Francis S. Blake Restoration Plan(5)	N/A	—	96,396	N/A	372,595

Carol B. Tomé Restoration Plan(5)	N/A	—	132,741	N/A	513,078

Craig A. Menear Deferred Compensation Plan For Officers(6) Restoration Plan(5)	206,431 N/A	N/A —	35,921 41,668	N/A N/A	516,724 161,058

Marvin R. Ellison Deferred Compensation Plan For Officers(6) Restoration Plan(5)	N/A N/A	N/A —	7,941 29,538	N/A N/A	45,941 114,173

Matthew A. Carey Restoration Plan(5)	N/A	N/A	N/A	N/A	N/A

(1)

Executive contributions represent deferral of base salary and incentive awards under the MIP during Fiscal 2010, which amounts are also disclosed in the Fiscal 2010 Salary column and the Fiscal 2009 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

All Company contributions to the Restoration Plan are included as compensation in the Stock Awards column of the Summary Compensation Table. For Fiscal 2010, there were no Company contributions because the contribution date, January 31, 2011, fell within Fiscal 2011.

(3)

Deferred Compensation Plan For Officers earnings represent returns on participant-selected investments. Restoration Plan earnings represent an increase in the value of the underlying Company stock during Fiscal 2010 plus dividends that are credited at the same rate, and at the same time, that dividends are paid to all shareholders.

(4)

For the Restoration Plan, amounts in the aggregate balance for Messrs. Blake, Menear and Ellison and Ms. Tomé of $330,755, $110,362, $79,689 and $419,974, respectively, were previously reported in the Summary Compensation Table. For the Deferred Compensation Plan For Officers, $432,327 of the aggregate balance amount for Mr. Menear and $1,256 for Mr. Ellison were previously reported in the Summary Compensation Table.

(5)

The Restoration Plan, an unfunded, nonqualified deferred compensation plan, provides key management-level associates with a benefit equal to the matching contributions that they would have received under the Company’s FutureBuilder 401(k) Plan if certain Internal Revenue Code limitations were not in place. On January 31st of each year, the plan makes an allocation to participant accounts in an amount equal to the participant’s taxable wages during the prior calendar year minus the Internal Revenue Code limit ($245,000 for 2010) multiplied by 3.5%. This amount is then converted to units representing shares of the Company’s common stock. Stock units credited to a participant’s account are also credited with dividend equivalents at the same time, and in the same

EXECUTIVE COMPENSATION

amount, as dividends are paid to shareholders. Participant account balances vest at the same time their account in the Company’s tax-qualified FutureBuilder 401(k) Plan vests, which provides for 100% cliff vesting after three years of service. A participant’s vested account balance is payable in shares of common stock on retirement or other employment termination. In-service withdrawals are not permitted. No amounts are shown for Mr. Carey with respect to the Restoration Plan because he did not become eligible to participate in that Plan until January 1, 2010, and, as noted above in footnote (2), no contributions were made in Fiscal 2010.

(6)

The Deferred Compensation Plan For Officers is an unfunded, nonqualified deferred compensation plan that allows officers and other highly compensated associates to defer payment of up to 50% of base salary and up to 100% of annual incentive compensation until retirement or other employment termination. The Company makes no contributions to the Deferred Compensation Plan For Officers. Participants may also elect an in-service distribution during a designated calendar year or upon a change in control. Payment is made, at the participant’s election, in a single sum or equal annual installment payments over a period of not less than ten years commencing at retirement after age 60 or one year thereafter, provided that distribution in a single sum is automatically made on termination for reasons other than retirement or disability. Participants elect to invest their account balances among an array of mutual funds, and notional earnings are credited to participant accounts based on fund returns. Accounts are 100% vested at all times.

POTENTIAL PAYMENTS TO THE NAMED EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

Termination Without Cause or For Good Reason

The following table sets forth the estimated value of benefits that the named executive officers would be entitled to receive, assuming a termination of employment by the Company without cause or by the executive for good reason as of January 30, 2011, the last day of Fiscal 2010. The named executive officers are not entitled to payment of any benefits upon termination for cause or without good reason other than for accrued compensation earned prior to employment termination and any vested benefits under Company plans in which they participate. Messrs. Blake, Menear and Ellison’s employment arrangements do not entitle them to any severance payments upon employment termination. However, each of our named executive officers would be entitled to any vested benefits under Company plans in which they participate.

TERMINATION BENEFITS

	Value of Salary Continuation	Value of Equity Awards Vesting on Termination	Value of Healthcare Subsidy		Total
Name	($)	($)	($)		($)

Carol B. Tomé(1)	1,870,000	9,279,935	N/A		11,149,935

Matthew A. Carey(2)	615,000	N/A	7,200	(3)	622,200

(1)

Under Ms. Tomé’s employment arrangement, pursuant to provisions that were originally adopted in 2001, in the event her employment is terminated by the Company without cause, or by Ms. Tomé for good reason, the Company will continue to pay her base salary for 24 months in accordance with the Company’s normal payroll practices, subject to any delay necessary to comply with the requirements of Internal Revenue Code Section 409A. Also, vesting will be accelerated on her outstanding restricted stock and stock option awards that would otherwise have vested during the salary continuation period (276,898 options with an intrinsic value of $2,400,961 and 187,438 shares of restricted stock with an intrinsic value of $6,878,975 at the end of Fiscal 2010, based upon the closing stock price of $36.70 on January 28, 2011). Any unvested equity at the end of the salary continuation period will be forfeited.

EXECUTIVE COMPENSATION

Termination for cause by the Company under the arrangement generally means that the executive: (a) has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties that results in material economic harm to the Company, subject to certain conditions, (b) has been convicted of a felony involving theft or moral turpitude, or (c) has violated Company policies. Termination of employment for good reason by the executive generally means the occurrence of certain events without the executive’s consent, including: (a) the assignment of a principal office outside of the Atlanta metropolitan area, (b) decrease in base salary or failure to pay the agreed-upon compensation, or (c) cessation of a direct reporting relationship to the CEO.

(2)

Under Mr. Carey’s employment arrangement, if he is terminated by the Company without cause within the 36-month period following his initial employment date of September 8, 2008, the Company will pay 12 months’ base salary continuation, plus $600 per month for 12 months as a subsidy for healthcare continuation coverage. If Mr. Carey accepts new employment during the salary continuation period, the salary continuation payments will be reduced by the amount of his new salary, and the healthcare subsidy will terminate if Mr. Carey is eligible for healthcare benefits from his new employer. The severance provisions expire on September 8, 2011 and will not apply to any termination following that date.

Termination for cause by the Company under the arrangement generally means that the executive: (a) has engaged in conduct that constitutes willful or gross neglect of or misconduct with respect to employment duties, (b) has been convicted of a felony or other crime involving theft or moral turpitude or that materially and adversely affects the Company, (c) has engaged in theft or misappropriation of Company assets or customers, (d) has engaged in poor or inadequate performance not cured within 30 days of written notice, (e) has violated the securities laws, (f) has breached the executive’s confidentiality, non-solicitation or non-competition covenants, or (g) has violated Company policies.

(3)	Value reflects the $600 monthly healthcare subsidy for 12 months.

In exchange for the foregoing severance payments, Ms. Tomé and Mr. Carey agreed that during the term of their employment and for 24 months thereafter, they will not, without the prior written consent of the Company, be employed by or otherwise participate in the management of competitors of the Company. During the 36-month period following termination, they each have also agreed not to solicit any employee of the Company to accept a position with another entity. Each named executive officer is also subject to confidentiality restrictions on employment termination, and Messrs. Menear and Ellison are subject to non-competition and non-solicitation restrictions for 24 months and 36 months post-termination, respectively.

EXECUTIVE COMPENSATION

Change in Control

The Company does not maintain change-in-control agreements for its executives. However, equity awards made to salaried associates, including the named executive officers, generally provide for accelerated vesting of the award upon a change in control of the Company. The following table sets forth the estimated value of benefits that the named executive officers would be entitled to receive assuming a change in control of the Company as of January 30, 2011. If Ms. Tomé’s employment is terminated in connection with a change in control, or if Mr. Carey’s employment is terminated on or before September 8, 2011 in connection with a change in control, these executives would also be entitled to the termination benefits described in the preceding table.

CHANGE-IN-CONTROL BENEFITS

	Value of Restricted Stock Awards	Value of Performance Shares	Total
Name	($)(1)	($)(2)	($)

Francis S. Blake	24,180,129	13,244,480	37,424,609

Carol B. Tomé	19,279,729	4,251,255	23,530,984

Craig A. Menear	9,507,280	2,827,735	12,335,015

Marvin R. Ellison	10,336,150	2,086,689	12,452,838

Matthew A. Carey	8,869,527	874,231	9,743,758

(1)

Value reflects outstanding restricted stock at the end of Fiscal 2010, multiplied by a closing stock price of $36.70 on January 28, 2011 and outstanding unvested stock options based on the intrinsic value as of January 28, 2011. Mr. Blake’s performance-vested stock option award would not be payable since performance was below the threshold level for payout as of the end of Fiscal 2010.

(2)

Value reflects the following: (a) for the Fiscal 2008-2010 performance share award, shares earned based on 236% actual performance for the three-year performance period (excluding Mr. Carey); (b) for the Fiscal 2009-2011 performance share award, (i) shares that would have been earned based on 96.4% actual performance at the end of Fiscal 2010 multiplied by a ratio of 728 days in the performance period through January 30, 2011 to 1,092 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 364 days remaining in the performance period after January 30, 2011 to 1,092 total days in the performance period; and (c) for the Fiscal 2010-2012 performance share award, (i) shares that would have been earned based on 89.0% actual performance at the end of Fiscal 2010 multiplied by a ratio of 364 days in the performance period through January 30, 2011 to 1,092 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 728 days remaining in the performance period after January 30, 2011 to 1,092 total days in the performance period. In each case, the number of performance shares obtained is multiplied by a closing stock price of $36.70 on January 28, 2011 to determine the intrinsic value as of January 30, 2011. Amounts include accrued dividends earned through the end of Fiscal 2010 that were converted into additional performance shares.

EXECUTIVE COMPENSATION

Termination Due to Death, Disability or Retirement

Equity awards made to salaried associates, including the named executive officers, generally provide for accelerated vesting of the award upon employment termination due to death or disability. The following table sets forth the estimated value of benefits that the named executive officers would be entitled to receive assuming death or disability as of January 30, 2011.

DEATH OR DISABILITY BENEFITS

	Value of Restricted Stock Awards	Value of Performance Shares		Death Benefit	Total
Name	($)(1)	($)		($)(4)	($)

Francis S. Blake	24,180,129	13,070,008	(2)	400,000	37,650,137

Carol B. Tomé	19,279,729	3,349,095	(3)	400,000	23,028,824

Craig A. Menear	9,507,280	2,210,625	(3)	400,000	12,117,905

Marvin R. Ellison	10,366,150	1,469,578	(3)	400,000	12,235,728

Matthew A. Carey	8,869,527	428,693	(3)	400,000	9,698,220

(1)

Value reflects outstanding restricted stock at the end of Fiscal 2010, multiplied by a closing stock price of $36.70 on January 28, 2011 and outstanding unvested stock options based on the intrinsic value as of January 30, 2011.

(2)

Value reflects the following: (a) for the Fiscal 2008-2010 performance share award, shares earned based on 236% actual performance for the three-year performance period; (b) for the Fiscal 2009-2011 performance share award, the shares that would have been earned based on 96.4% actual performance at the end of Fiscal 2010; and (c) for the Fiscal 2010-2012 performance share award, the shares that would have been earned based on 89.0% actual performance at the end of Fiscal 2010. The number of performance shares obtained is multiplied by a closing stock price of $36.70 on January 28, 2011 to determine the intrinsic value as of the end of Fiscal 2010. Amounts include accrued dividends earned through the end of Fiscal 2010 that were converted into additional performance shares.

(3)

Value reflects the following: (a) for the Fiscal 2008-2010 performance share award, shares earned based on 236% actual performance for the three-year performance period (excluding Mr. Carey); (b) for the Fiscal 2009-2011 performance share award, the prorated portion of shares that would have been earned based on 96.4% actual performance at the end of Fiscal 2010 multiplied by a ratio of 728 days in the performance period through January 30, 2011 to 1,092 total days in the performance period; and (c) for the Fiscal 2010-2012 performance share award, the prorated portion of shares that would have been earned based on 89.0% actual performance at the end of Fiscal 2010 multiplied by a ratio of 364 days in the performance period through January 30, 2011 to 1,092 total days in the performance period. The number of performance shares obtained is multiplied by a closing stock price of $36.70 on January 28, 2011 to determine the intrinsic value as of the end of Fiscal 2010. Amounts include accrued dividends earned through the end of Fiscal 2010 that were converted into additional performance shares.

(4)	Value reflects a $400,000 death benefit.

EXECUTIVE COMPENSATION

Certain equity awards made to salaried associates, including the named executive officers, provide that the awards are no longer forfeitable upon retirement on or after age 60 with five years of continuous service with the Company. As of January 30, 2011, Mr. Blake was the only named executive officer who had met this condition. The following table sets forth the estimated value of benefits that Mr. Blake would be entitled to receive assuming termination due to retirement as of January 30, 2011.

RETIREMENT BENEFITS

	Value of Restricted Stock Awards	Value of Performance Shares	Total
Name	($)(1)	($)(2)	($)

Francis S. Blake	18,308,129	13,070,008	31,378,137

(1)

Value reflects restricted stock grants that have the retirement eligibility provision described above and that are outstanding at the end of Fiscal 2010, multiplied by a closing stock price of $36.70 on January 28, 2011 and unvested stock options granted on or after April 29, 2002 based on the intrinsic value as of January 30, 2011. Mr. Blake’s performance-vested stock option award would not be payable since performance was below threshold level for payout as of the end of Fiscal 2010.

(2)

Value reflects the following: (a) for the Fiscal 2008-2010 performance share award, shares earned based on 236% actual performance for the three-year performance period; (b) for the Fiscal 2009-2011 performance share award, the shares that would have been earned based on 96.4% actual performance at the end of Fiscal 2010; and (c) for the Fiscal 2010-2012 performance share award, the shares that would have been earned based on 89.0% actual performance at the end of Fiscal 2010. The number of performance shares obtained is multiplied by a closing stock price of $36.70 on January 28, 2011 to determine the intrinsic value as of the end of Fiscal 2010. Amounts include accrued dividends earned through the end of Fiscal 2010 that were converted into additional performance shares.

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

	Number of Securities to be Issued Upon Exercise of Outstanding Options,		Weighted-Average Exercise Price of Outstanding Options,		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		First Column)

Equity Compensation Plans Approved by Security Holders(1)	44,788,763	(2)	$35.56	(3)	187,909,266	(4)

Equity Compensation Plans Not Approved by Security Holders(5)	2,146,769	(6)	$40.75	(7)	19,787,663	(8)

Total	46,935,532				207,696,929

(1)

These plans are the Company’s 1997 Omnibus Stock Incentive Plan (“1997 Omnibus Plan”), the 2005 Omnibus Plan, the ESPP and The Home Depot, Inc. NonEmployee Directors’ Deferred Stock Compensation Plan (the “Directors Plan”). The Directors Plan allows the Company’s outside directors to elect to defer their cash retainers and meeting fees for deferred stock units payable in shares of the Company’s common stock on termination of Board service. Meeting fees were eliminated for meetings held after August 16, 2007.

(2)

Includes an aggregate of 28,761,012 stock options under the 1997 Omnibus Plan, 13,706,336 stock options under the 2005 Omnibus Plan, 34,351 deferred shares or deferred stock units under the 1997 Omnibus Plan, 1,286,805 deferred shares or deferred stock units under the 2005 Omnibus Plan, 933,273 performance shares under the 2005 Omnibus Plan and 66,985 deferred stock units credited to participant accounts under the Directors Plan. Does not include 303,869 outstanding restricted shares granted under the 1997 Omnibus Plan and 18,213,256 outstanding restricted shares granted under the 2005 Omnibus Plan.

(3)

Weighted average exercise price of outstanding options; excludes deferred shares, deferred stock units, deferred stock rights, performance shares and shares of restricted stock under the 1997 and 2005 Omnibus Plans, deferred stock units under the Directors Plan and rights to purchase shares under the ESPP.

(4)

Represents 174,609,489 shares under the 2005 Omnibus Plan, 11,246,203 shares under the ESPP (see Note 7 to the Company’s consolidated financial statements included in the 2010 Form 10-K and Exhibit 10.10 to the 2010 Form 10-K) and 2,053,574 shares under the Directors Plan.

(5)

These plans are the Company’s Non-U.S. Employee Stock Purchase Plan (the “Non-U.S. ESPP”) (see Note 7 to the Company’s consolidated financial statements in the 2010 Form 10-K and Exhibit 10.10 to the 2010 Form 10-K), the Restoration Plan (see Note 9 to the Company’s consolidated financial statements in the Company’s 2010 Form 10-K and Exhibit 10.7 to the 2010 Form 10-K) and the Non-Qualified Stock Option and Deferred Stock Units Plan and Agreement dated as of December 4, 2000 between The Home Depot, Inc. and Robert L. Nardelli (see Exhibit 10.23 to the 2010 Form 10-K).

(6)	Includes 146,769 deferred stock units under the Restoration Plan and 2,000,000 nonqualified stock options under the Deferred Stock Units Plan and Agreement referred to in footnote 5.

(7)

Weighted average exercise price of outstanding options; excludes rights to purchase shares under the Non-U.S. ESPP, deferred stock units granted under the Restoration Plan and deferred stock units granted under the Deferred Stock Units Plan and Agreement referred to in footnote 5.

(8)	Represents shares available under the Non-U.S. ESPP.

DIRECTOR COMPENSATION

Our philosophy with respect to director compensation is to align the interests of non-employee directors with the interests of our shareholders. To implement this philosophy, the Company provides 82% of each director’s annual retainer in Company equity. Furthermore, consistent with our Corporate Governance Guidelines, director equity awards stipulate that shares of Company stock must continue to be held until the director retires from the Board or for one year after Board service ends for any reason other than ordinary Board retirement, death, disability or a change in control of the Company.

Each director who was a Board member during Fiscal 2010, other than Mr. Blake, received an annual retainer of $280,000, paid in the following manner:

•	$230,000 in the form of deferred shares granted under the 2005 Omnibus Plan; and

•	$50,000 in the form of cash or deferred stock units under the Directors Plan, at the election of the director.

The deferred shares and deferred stock units, together with dividend equivalents that accrue thereon, are payable in shares of the Company’s common stock upon termination of Board service. Director compensation is paid for the twelve-month period commencing with each annual meeting of shareholders. A pro rata portion of annual director compensation is paid to directors who become Board members after the annual meeting as follows: 100% for appointments before the six-month anniversary of the annual meeting, 50% after the six-month but not later than the nine-month anniversary of the annual meeting, and 25% after the nine-month anniversary of the annual meeting.

Each non-employee director who served as Chair of a Board committee also received $10,000, except for the Chair of the Audit Committee, who received $15,000. Board committee Chair retainers were payable in cash or deferred stock units under the Directors Plan, at the election of the director.

In addition to the annual retainers and applicable committee Chair retainers described above, the Lead Director also receives $80,000 in the form of cash or deferred stock units under the Directors Plan. At least 12% of the Lead Director’s cash retainers must be paid in the form of deferred stock units under the Directors Plan pursuant to a mandatory deferral requirement, with the remainder paid in the form of cash or deferred stock units under the Directors Plan at the election of the Lead Director. For Fiscal 2010, our Lead Director elected to receive 100% of her committee Chair retainer and 20% of each of her annual cash Board retainer and Lead Director retainer in deferred stock units under the Directors Plan.

The Company also pays (or provides for reimbursement of) the travel and accommodation expenses of directors and, when requested by the Company, their spouses to attend Board meetings, conduct store visits and participate in other corporate functions.

The Company maintains a program through which it will match up to $10,000 of charitable donations made by each director, including the Chairman, for each calendar year. Mr. Blake’s All Other Compensation reported in the Summary Compensation Table includes $10,000 in matching contributions made under the program for Fiscal 2010. The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the Company. Donations under the program are not made to any charity from which the director (or a party related to the director) directly or indirectly receives compensation.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to or earned during Fiscal 2010 by our non-employee directors who served during Fiscal 2010.

DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Name	($)(1)	($)(2) (4)	($)(4)	($)(3)	($)

F. Duane Ackerman	50,000	230,000	—	10,000	290,000

David H. Batchelder	65,000	230,000	—	20,000	315,000

Ari Bousbib	60,000	230,000	—	—	290,000

Gregory D. Brenneman	60,000	230,000	—	20,000	310,000

Albert P. Carey	50,000	230,000	—	—	280,000

Armando Codina	50,000	230,000	—	—	280,000

Bonnie G. Hill	140,000	230,000	—	7,750	377,750

Karen L. Katen	50,000	230,000	—	—	280,000

(1)

Fees earned or paid in cash vary because, in addition to the $50,000 annual retainer, they include retainers for Chair and Lead Director positions. Messrs. Ackerman, Bousbib, Brenneman, Carey and Codina and Ms. Katen deferred their annual cash Board retainers under the Directors Plan, which retainers were converted to stock units that are payable in shares of Company common stock upon termination of Board service. Mr. Bousbib and Ms. Hill deferred 100% of their committee Chair retainers, and Ms. Hill deferred 20% of each of her annual cash Board retainer and Lead Director retainer. Dividend equivalents are credited on stock units in the Directors Plan at the same rate, and at the same time, that dividends are paid to shareholders.

(2)	Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in Fiscal 2010 computed in accordance with FASB ASC Topic 718.

The grant date fair value of the deferred share award granted during Fiscal 2010 is set forth in the following table, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. There were no deferred share forfeitures by the directors during Fiscal 2010.

Grant Date	Shares (#)	Value ($)	Directors Who Received

05/20/2010	6,993	230,000	Ackerman, Batchelder, Bousbib, Brenneman, Carey, Codina, Hill, Katen

(3)

Amounts reported reflect matching charitable contributions. Because the charitable contribution matching program runs on a calendar year, amounts matched during the fiscal year may exceed the annual amount under the program due to the timing of contributions.

DIRECTOR COMPENSATION

(4)	As of the end of Fiscal 2010, our non-employee directors who served during Fiscal 2010 held the following outstanding equity:

Name	Stock Options	Restricted Shares	Deferred Shares	Deferred Stock Units	Shares Owned Outright	Shares Owned Indirectly	Total
F. Duane Ackerman	—	—	36,015	7,829	900	—	44,744
David H. Batchelder	—	—	36,995	—	—	11,493,765	11,530,760
Ari Bousbib	—	—	36,015	9,012	10,000	—	55,027
Gregory D. Brenneman	34,250	1,332	49,256	21,209	20,000	—	126,047
Albert P. Carey	—	—	29,482	1,554	—	—	31,036
Armando Codina	—	—	34,905	7,758	16,862	—	59,525
Bonnie G. Hill	34,250	1,795	49,256	11,793	2,399	—	99,493
Karen L. Katen	—	—	36,015	7,829	6,500	—	50,344

LEDERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

Each member of the LDC Committee is independent under SEC rules, NYSE listing standards and the Company’s Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and attached as Appendix A to this Proxy Statement.

The LDC Committee acts under a written charter which sets forth its responsibilities and duties, as well as requirements for the LDC Committee’s composition and meetings. The LDC Committee’s primary responsibility is to (a) assist the Board in developing and evaluating potential candidates for executive positions, including the CEO, (b) oversee the development of executive succession plans and (c) approve compensation strategy, including the corporate goals and objectives relevant to the compensation of the Company’s senior executive officers, including the CEO, to ensure management is afforded appropriate incentives and rewarded appropriately for contributions to the Company’s growth and profitability and that the executive compensation strategy supports the Company’s objectives and shareholder interests.

The LDC Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s equity-based and incentive-based compensation plans, and regularly evaluates the effectiveness of the Company’s overall executive compensation program. In addition, the LDC Committee periodically reviews the compensation and benefits offered to non-employee directors and recommends changes as appropriate.

A more complete description of the LDC Committee’s functions is set forth in the LDC Committee charter, which is available on the Company’s website at http://ir.homedepot.com and is also available in print upon request.

The LDC Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal 2010.

This report has been furnished by the current members of the LDC Committee:

•	Gregory D. Brenneman, Chair
•	David H. Batchelder
•	Armando Codina
•	Bonnie G. Hill

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information about the number of shares of our common stock held as of December 31, 2010 by persons we know to be the beneficial owners of more than five percent of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of March 23, 2011.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Capital World Investors(1) 333 South Hope Street Los Angeles, CA 90071	193,108,800	11.94%

(1)

Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2011 by Capital World Investors (“Capital World”), a division of Capital Research and Management Company (“CRMC”). Capital World reported sole voting power as to 163,287,800 shares and sole dispositive power as to 193,108,800 shares and reported that it is deemed to be the beneficial owner of the 193,108,800 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

The following table shows the Company common stock beneficially owned, as of March 23, 2011, by our directors, director nominees, the named executive officers and our directors and executive officers as a group. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk (*) in the Percent of Class column indicates beneficial ownership of less than 1%. The percentage ownership is based on the number of shares of our common stock outstanding as of March 23, 2011.

Name of Beneficial Owner	Total Beneficial Ownership(1)		Deferred Shares/ Stock Units(5)	Percent of Class
Francis S. Blake	1,511,420	(2)	12,929	*
F. Duane Ackerman	900		43,844	*
David H. Batchelder	11,493,765	(3)	36,995	*
Ari Bousbib	10,000		45,026	*
Gregory D. Brenneman	55,582		70,463	*
J. Frank Brown	—		—	*
Albert P. Carey	—		31,036	*
Armando Codina	16,862		42,663	*
Bonnie G. Hill	38,505		61,050	*
Karen L. Katen	6,500		43,844	*
Ronald L. Sargent	2,700	(4)	—	*
Matthew A. Carey	259,996		937	*
Marvin R. Ellison	402,450		4,101	*
Craig A. Menear	452,086		5,280	*
Carol B. Tomé	1,219,853		15,743	*
Directors and executive officers as a group (18 people)	16,371,537		515,461	1.04%

(1)

Represents the number of shares beneficially owned, which includes equivalent shares credited under our FutureBuilder 401(k) Plan and restricted stock granted under the 2005 Omnibus Plan and the 1997 Omnibus Plan. In addition, these amounts include shares subject to options exercisable within 60 days of March 23, 2011 as follows: Francis S. Blake – 830,528; Gregory D. Brenneman – 34,250; Bonnie G. Hill – 34,250; Matthew A. Carey – 58,930; Marvin R. Ellison – 161,380; Craig A. Menear – 231,125; Carol B. Tomé – 603,949; and directors and executive officers as a group (18 people) – 2,406,019. Amounts in this column do not include shares to be received upon settlement of deferred stock units or deferred shares more than 60 days after March 23, 2011, which shares are reflected in the Deferred Shares/Stock Units column of the table. The deferred stock units and deferred shares have no voting rights.

BENEFICIAL OWNERSHIP OF COMMON STOCK

(2)	This amount includes 333 shares held by a family trust.

(3)

Mr. Batchelder is a Principal of Relational Investors LLC (“RILLC”). RILLC is the record owner of 100 shares and sole general partner, or the sole managing member of the general partner, of Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P., RH Fund 1, L.P., RH Fund 6, L.P., Relational Investors VIII, L.P., Relational Investors IX, L.P., Relational Investors X, L.P., Relational Investors XV, L.P., Relational Investors XVI, L.P., Relational Investors XX, L.P., Relational Investors XXII, L.P., Relational Investors XXIII, L.P. and Relational Investors Alpha Fund I, L.P. These limited partnerships own a total of 7,462,769 shares. An additional 3,003,477 shares are held in accounts managed by RILLC and an additional 1,027,419 shares are held through co-investment arrangements with certain entities listed above. Mr. Batchelder disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(4)	This amount includes 900 shares held in custodial accounts for Mr. Sargent’s children.

(5)

These amounts reflect deferred shares and deferred stock units granted under the 2005 Omnibus Plan, deferred stock units granted under the Directors Plan, and stock units granted under the Restoration Plan.

GENERAL

CERTAIN RELATED PERSONS TRANSACTIONS

The Nominating and Corporate Governance Committee, which is comprised of independent directors, reviews all related-party transactions and relationships involving a Board member or officer of the Company subject to Section 16 of the Exchange Act. To help identify related-party transactions and relationships, each director and executive officer completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with the Company. Our General Counsel also conducts an independent investigation by reviewing the Company’s financial systems to determine if a director or executive officer, or a company with which a he or she is affiliated, engaged in transactions or had a relationship with the Company during the fiscal year. The Company’s procedures with respect to review and approval or ratification of related-party transactions are set forth in the Nominating and Corporate Governance Committee’s charter.

The Nominating and Corporate Governance Committee reviews and approves, ratifies or rejects any transaction or relationship with a related party that is identified. In approving, ratifying or rejecting a related-party transaction or relationship, the Nominating and Corporate Governance Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to the Company. Transactions and relationships that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

The Nominating and Corporate Governance Committee has identified the following related-party transactions and relationships:

Francis S. Blake, who is the son of Frank Blake, the Company’s Chairman and CEO, has been a district manager for the Company since March 2009. Prior to that position, he was a store manager since June 2006 and joined the Company in September 2004. During Fiscal 2010, Mr. Blake earned or received an aggregate of $190,404 in base and incentive compensation. In addition to his base compensation and customary employee benefits, Mr. Blake continues to be eligible to participate in bonus and equity compensation plans based on his performance as well as the performance of the Company. Mr. Blake’s compensation is within the established range paid to district managers.

The Company, principally through The Home Depot Foundation, has supported Habitat for Humanity since 1991. Elizabeth Blake, the wife of Frank Blake, the Company’s Chairman and CEO, serves as general counsel of Habitat for Humanity International. In Fiscal 2010, the Foundation made cash grants of approximately $5.5 million to Habitat and its international and local affiliates as part of its commitment made in 2008 to donate $30 million (in financial and in-kind support) to Habitat to provide energy-efficient and sustainable building resources and funding for a portion of the single- and multi-family homes that Habitat builds over a five-year period. In Fiscal 2010, the Foundation also made cash grants and gift card donations of an additional $651,000 and product donations of approximately $3.9 million in retail value to various affiliates of Habitat.

During Fiscal 2010, the Company also made purchases of software and related services from Microsoft, Inc. in the ordinary course of business. The Chief Operating Officer of Microsoft is the brother-in-law of Matthew A. Carey, our Executive Vice President and Chief Information Officer. The total payments made to Microsoft during Fiscal 2010 were approximately $18.4 million, representing less than 0.01% of the revenues of each of the Company and Microsoft.

BUSINESS CODE OF CONDUCT

The Company has a Business Code of Conduct and Ethics that is applicable to all directors, officers and associates of the Company, including the CEO and the CFO. This code includes a Code of Ethics for Senior Financial Officers that is applicable to the CEO, CFO, Controller, Treasurer, all Vice Presidents of the Finance Department and other designated financial associates. The complete text of both codes is available on the Company’s website at http://ir.homedepot.com and is also available in print at no charge upon request. The Company will post any amendments to or waivers from the Code of Conduct (to the extent applicable to the Company’s executive officers and directors) at this location on its website.

GENERAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports required to be filed with the SEC and NYSE and furnished to the Company during Fiscal 2010 by directors, officers or beneficial owners of more than ten percent of the outstanding shares of common stock of the Company pursuant to Section 16(a) of the Exchange Act, and a review of written certifications provided by them to the Company, we believe that our directors and executive officers timely complied with the requirements of Section 16(a) of the Exchange Act during Fiscal 2010, except for one Form 4 filing by Mr. Bousbib reporting receipt of his deferred shares for his annual Board retainers, which was filed one day late due to a change in his SEC filing codes.

SHAREHOLDER PROPOSALS

To be considered for inclusion in next year’s Proxy Statement, proposals by shareholders for business to be considered at the 2012 annual meeting of shareholders must be submitted in writing by December     , 2011 and must comply with the requirements of SEC Rule 14a-8. Proposals should be submitted to: Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339.

Notice of proposals to be considered at next year’s meeting but not included in the Proxy Statement must meet the requirements set forth in the Company’s By-Laws, including providing all of the information specified in the By-Laws. The notice must be submitted to: Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339. Each proposal submitted must be a proper subject for shareholder action at the meeting. The notice must be received no earlier than 120 calendar days (February 3, 2012) and no later than 90 calendar days (March 4, 2012) prior to the anniversary of this year’s annual meeting. However, if next year’s annual meeting is to be held more than 30 days before or 70 days after the anniversary of this year’s annual meeting, notice must be received not later than 90 days nor earlier than 120 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.

OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the meeting, proxy holders will vote on such matters in their discretion.

SOLICITATION OF PROXIES

The Company is paying the full costs of the solicitation of proxies. Proxies may be solicited on behalf of the Board by mail, telephone, other electronic means or in person. D.F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee of $21,250, plus expenses. We will also reimburse the expenses of brokers, nominees and fiduciaries who send proxies and proxy materials to our shareholders. Additionally, some of our directors, officers or employees may solicit shareholders by mail, telephone, other electronic means or in person. None of these persons will receive any additional or special compensation for doing so.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

At least two-thirds of the Board of Directors of The Home Depot, Inc. (the “Company”) shall be independent. No director shall qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making such determination, the Board of Directors shall consider the factors identified below, as well as such other factors that the Board of Directors may deem relevant. A director will not be deemed independent if:

1.	the director is employed by the Company or any of its affiliates (as used herein, such term shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended) or was employed by the Company or any of its affiliates at any time during the preceding three years;

2.	the director is a member of the immediate family of an individual who is, or has been, employed by the Company or any of its affiliates as an executive officer (as used herein, such term shall have the same meaning as the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”)) at any time during the preceding three years;

3.	(a) the director presently receives, or his or her immediate family member receives, more than $120,000 in any consecutive 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (b) the director or the director’s immediate family member had received such compensation during any consecutive 12-month period within the preceding three years;

4.	(a) the director or his or her immediate family member is presently a partner of a firm that is the Company’s internal or external auditor; (b) the director is presently an employee of such firm; (c) the director’s immediate family member is presently an employee of such firm and personally works on the Company’s audit; or (d) the director or his or her immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit during such three year period;

5.	(a) the director is presently an executive officer or an employee, or his or her immediate family member is an executive officer, of another company (including any tax-exempt organization) that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds $1 million or 2 percent of such other company’s consolidated gross revenues for its last fiscal year, whichever is greater, or (b) the Company and the company of which the director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the preceding three years;

6.	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company;

7.	the director has, or his or her immediate family member has, a personal services contract with the Company;

8.	the director has any interest in an investment that the director jointly acquired in conjunction with the Company;

9.	the director or his or her immediate family member is employed and compensated by a foundation, university or other nonprofit institution that has received significant charitable contributions from the Company that are disclosed or will be required to be disclosed in the Company’s proxy statement; and

10.	(a) the director is presently employed, or his or her immediate family member is presently employed, as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee, or (b) such director or his or her immediate family member was employed in such capacity within the preceding three years.

In addition to being independent as determined by the Board of Directors in accordance with the factors set forth above, (a) members of the Audit Committee may not (i) receive, directly or indirectly, any compensation other than directors’ fees from the Company, or (ii) be an “affiliated person” of the Company or any of its subsidiaries as such term is defined under Rule 10A-3 under the Exchange Act and (b) members of the Leadership Development and Compensation Committee (the “LDCC”) must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act, and further, members of the LDCC cannot be executive officers of a public company at which an executive officer of the Company serves as a member of such public company’s compensation committee.

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APPENDIX B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THE HOME DEPOT, INC.

FIRST: The name of the corporation (which is herein referred to as the “Corporation”) is The Home Depot, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

To manufacture, purchase or otherwise acquire, invest in, own, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with, any and all goods, wares, merchandise and personal property relating to home improvement services, materials, products, devices, manuals, audio-visual aids, tools and any and all products related thereto of every kind and description.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein before set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental to or growing out of or connected with the aforesaid powers or any part or parts thereof, including, without limitation, the acquisition and operation of businesses exclusively or partially engaged in providing home improvement services, materials, products, devices, manuals, audio-visual aids, tools, and related products or services to consumers.

The business or purpose of the Corporation is from time to time to do any one or more of the acts and things herein before set forth, and it shall have power to conduct and carry on said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of said laws.

FOURTH: The total number of shares of stock which the Corporation will have authority to issue is ten billion (10,000,000,000), all of which shall be shares of Common Stock of the par value of five cents ($.05) each.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Kenneth G. Langone
c/o INVEMED ASSOCIATES INCORPORATED
375 Park Avenue
New York, New York 10022

SIXTH: 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

B-1

2. The term of each director will expire at the annual meeting of the stockholders held in 2001. At each annual meeting of the stockholders beginning with 2001, each director shall be elected for a one-year term. Each director shall hold office until the next annual meeting and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3. No person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of stockholders unless a written request that his or her name be placed in nomination is received from a stockholder of record by the Secretary of the Corporation not less than 30 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.

4. Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, the determination by resolution of the Board of Directors of the officers of the Corporation and their respective titles and duties, the determination by resolution of the Board of Directors of the manner of choosing the officers of the Corporation and the terms of their respective offices, the determination by resolution of the Board of Directors of the terms and conditions under which the Corporation shall exercise the powers granted to it as of January 1, 1984 by Section 145 of the Delaware General Corporation Law, as such powers may exist from time to time after January 1, 1984, and that from time to time shall affect the directors’ power otherwise to manage the business and affairs of the Corporation; and, notwithstanding any other provision of this Certificate of Incorporation to the contrary, no by-law shall be adopted by stockholders which shall interpret or qualify, or impair or impede the implementation of, the foregoing. Any inconsistency between, on the one side, a document which implements the provisions of this paragraph 4 and sets forth the rights, powers, duties, rules and/or procedures governing the Board of Directors and, on the other side, any by-law or other corporate document shall be construed in favor of the document setting forth such rights, powers, duties, rules and/or procedures.

5. Any action required to be taken at any annual or special meeting of stockholders of the Corporation or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote if, in accordance with the by-laws, (a) record holders of shares representing at least 25% of the outstanding common stock of the Corporation have submitted a written request to the Secretary of the Corporation asking that the Board of Directors establish a record date for the proposed action by stockholders and including the information with respect to such action and such holders as would be required by the by-laws if such holders were requesting the call of a special meeting, (b) the Board of Directors fixes such a record date or has failed to do so within ten (10) days after the date on which such request was received by the Secretary of the Corporation, (c) consents are solicited by the stockholders proposing to take such action from all holders of shares and (d) consents in writing, setting forth the action so taken, are delivered to the Corporation and not revoked, and are signed by the holders of outstanding stock on such record date having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.

SEVENTH: The Board of Directors shall have power to make, alter or repeal the by-laws of the Corporation, except as may otherwise be provided in the by-laws.

EIGHTH: [Reserved]

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

B-2

PRINTED ON RECYCLED PAPER

THE HOME DEPOT, INC. C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M33943-P06459	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE HOME DEPOT, INC.
The Board of Directors recommends a vote FOR all director nominees, FOR Proposals 2 and 3, for “Every 1 Year” on Proposal 4, and FOR Proposal 5.

			For	Against	Abstain
1.	Election of Directors
	1a.	F. Duane Ackerman	☐	☐	☐
	1b.	Francis S. Blake	☐	☐	☐				For	Against	Abstain
	1c.	Ari Bousbib	☐	☐	☐	2.		Proposal to Ratify the Appointment of KPMG LLP	☐	☐	☐
	1d.	Gregory D. Brenneman	☐	☐	☐	3.		Advisory Vote on Executive Compensation	☐	☐	☐
	1e.	J. Frank Brown	☐	☐	☐			Every 1 Year	Every 2 Years	Every 3 Years	Abstain
	1f.	Albert P. Carey	☐	☐	☐	4.	Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	☐	☐	☐	☐
	1g.	Armando Codina	☐	☐	☐				For	Against	Abstain
	1h.	Bonnie G. Hill	☐	☐	☐	5.		Company Proposal to Implement Shareholder Ability to Act by Written Consent (Approval of Amended and Restated Certificate of Incorporation)	☐	☐	☐
	1i.	Karen L. Katen	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposals 6 - 9.
	1j.	Ronald L. Sargent	☐	☐	☐	6.		Shareholder Proposal Regarding Cumulative Voting	☐	☐	☐
						7.		Shareholder Proposal Regarding Special Shareholder Meetings	☐	☐	☐
For address changes, please check this box and write them on the back where indicated.					☐	8.		Shareholder Proposal Regarding Employment Diversity Report	☐	☐	☐
Please indicate if you plan to attend this meeting.			☐	☐		9.		Shareholder Proposal Regarding Electioneering Policies and Contributions	☐	☐	☐
			Yes	No

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

ADMISSION TICKET

INFORMATION ABOUT THE HOME DEPOT, INC. 2011 ANNUAL MEETING OF SHAREHOLDERS

Directions to Cobb Galleria Centre are available by telephone at 770-955-8000 or on Cobb Galleria Centre’s website at www.cobbgalleria.com/directions.aspx

PLEASE BRING ADMISSION TICKET WITH VALID PICTURE I.D. TO PRESENT FOR ADMISSION

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TIME:	WHO MAY VOTE:
9:00 a.m. Eastern Time on Thursday, June 2, 2011	You may vote if you were a shareholder of record as of the close of business on April 4, 2011.

PLACE:
Cobb Galleria Centre	ANNUAL MEETING MATERIALS:
Two Galleria Parkway Atlanta, Georgia 30339	A copy of the Proxy Statement and our 2010 Annual Report are available at http://reports.homedepot.com

DATE OF MAILING:
The Proxy Statement is first being mailed to shareholders on or about April , 2011.

By Order of the Board of Directors

Jack A. VanWoerkom, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 2, 2011:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M33944-P06459

PROXY/VOTING INSTRUCTION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 2, 2011

The undersigned shareholder hereby appoints Francis S. Blake and Jack A. VanWoerkom, and each of them individually, attorneys and proxies for the undersigned with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the 2011 Annual Meeting of Shareholders of The Home Depot, Inc., to be held at Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Thursday, June 2, 2011, at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, as directed on the reverse side with respect to the matters set forth on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Participants in the Company’s retirement plans may vote their proportionate share of The Home Depot, Inc. common stock held in the plan, by signing and returning this card, or by voting electronically. By doing so, you are instructing the trustee to vote all of the shares at the meeting and at any adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote the shares (a) “FOR” the election of the nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the plan trustee upon such other matters as may properly come before the Annual Meeting. If this card is not returned or is returned unsigned, shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. If, however, voting instructions are not provided and you participate in one of the Company’s Canada-based retirement plans, or in a self-directed brokerage window of a U.S. retirement plan, the shares will not be voted.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.) UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.